Exhibit 2.1

MERGER AGREEMENT AND PLAN OF REORGANIZATION

BY AND AMONG

ASCEND ACQUISITION CORP.,

ASCEND MERGER SUB, LLC,

ASCEND MERGER SUB, INC.,

KITARA MEDIA, LLC,

NEW YORK PUBLISHING GROUP, INC.

AND

THOSE CERTAIN SECURITYHOLDERS LISTED ON SCHEDULE 1

DATED AS OF JUNE 12, 2013

MERGER AGREEMENT AND PLAN OF REORGANIZATION

THIS MERGER AGREEMENT AND PLAN OF REORGANIZATION is made and entered into as of June 12, 2013, by and among Ascend Acquisition Corp., a Delaware corporation (“Ascend”), Ascend Merger Sub, LLC, a Delaware limited liability company and wholly owned subsidiary of Ascend (“Merger Sub LLC”), Ascend Merger Sub, Inc., a Delaware corporation and wholly owned subsidiary of Ascend (“Merger Sub Inc.”), Kitara Media, LLC, a Delaware limited liability company (“Kitara Media”), New York Publishing Group, Inc., a Delaware corporation (“NYPG”), and the persons executing the “Signing Holder Signature Page” hereto holding a majority of the outstanding membership interests of Kitara Media (the “Kitara Signing Holder”) and a majority of the outstanding shares of common stock of NYPG (the “NYPG Signing Holder” and together with the Kitara Signing Holder, the “Signing Holders”).  The term “Agreement” as used herein refers to this Merger Agreement and Plan of Reorganization, as the same may be amended from time to time, and all schedules hereto (including the Kitara Media Schedule, the NYPG Schedule and the Ascend Schedule, as defined in the preambles to Articles II, III and IV hereof, respectively).

RECITALS

A.           Upon the terms and subject to the conditions of this Agreement and in accordance with the Delaware General Corporation Law (the “DGCL”), the Delaware Limited Liability Company Act (“DLLCA”) and other applicable provisions of Delaware law (collectively, the “Applicable Law”), Ascend, Merger Sub LLC, Merger Sub Inc., Kitara Media and NYPG intend to enter into a business combination transaction by means of (i) a merger in which Merger Sub LLC will merge into Kitara Media, with Kitara Media being the surviving entity and becoming a wholly owned subsidiary of Ascend (the “Kitara Media Merger”) and (ii) a merger in which Merger Sub Inc. will merger into NYPG, with NYPG being the surviving entity and becoming a wholly owned subsidiary of Ascend (the “NYPG Merger” and together with the Kitara Media Merger, the “Mergers”).

B.           The board of directors and/or board of managers of Ascend, Merger Sub LLC, Merger Sub Inc., Kitara Media and NYPG each has determined that the Mergers are fair to, and in the best interests of, its respective company and stockholders or members, as the case may be.

NOW, THEREFORE, in consideration of the covenants, promises and representations set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows (defined terms used in this Agreement are listed alphabetically in Article X, together with the Section and, if applicable, paragraph number in which the definition of each such term is located):

ARTICLE I

1.1           The Mergers.  At the Effective Time (as defined in Section 1.2) and subject to and upon the terms and conditions of this Agreement and the applicable provisions of the DGCL and DLLCA, (i) Merger Sub LLC shall be merged with and into Kitara Media, the separate limited liability company existence of Merger Sub LLC shall cease and Kitara Media shall continue as the surviving company in the Kitara Media Merger (the “Surviving Subsidiary LLC”) and (ii) Merger Sub Inc. shall be merged with and into NYPG, the separate limited liability company existence of Merger Sub Inc. shall cease and NYPG shall continue as the surviving company in the NYPG Merger (the “Surviving Subsidiary Inc.” and together with the Surviving Subsidiary LLC, the “Surviving Subsidiaries”).

1.2           Effective Time; Closing.  Subject to the conditions of this Agreement, as soon as practicable on or after the Closing Date (as hereinafter defined), the parties hereto shall cause the Mergers to be consummated by filing Certificates of Merger (the “Certificates of Merger”) with the Secretary of State of the State of Delaware in accordance with the applicable provisions of the DGCL and DLLCA (the time of such filing, or such later time as may be agreed in writing by Kitara Media, NYPG and Ascend and specified in the Certificates of Merger being the “Effective Time” and the date of such filing being the “Effective Date”). Unless this Agreement shall have been terminated pursuant to Section 9.1, the consummation of the transactions contemplated by this Agreement (the “Closing”), other than the filing of the Certificates of Merger, shall take place at the offices of Graubard Miller, counsel to Ascend, 405 Lexington Avenue, 11th Floor, New York, New York 10174 at a time and date to be specified by the parties, which shall be no later than the fifth (5th) business day after the satisfaction or waiver of the conditions set forth in Article VII, or at such other time, date and location as the parties hereto agree in writing (the “Closing Date”).  Closing signatures may be transmitted by facsimile or by emailed PDF file.

1.3           Effect of the Merger.  At the Effective Time, the effect of the Mergers shall be as provided in this Agreement and the applicable provisions of the DGCL, DLLCA and Applicable Law.  Without limiting the generality of the foregoing, and subject thereto, at the Effective Time all the property, rights, privileges, powers and franchises of Merger Sub LLC and Merger Sub Inc. shall vest in the Surviving Subsidiary LLC and Surviving Subsidiary Inc., respectively, and all debts, liabilities and duties of Merger Sub LLC and Merger Sub Inc. shall become the debts, liabilities and duties of the Surviving Subsidiary LLC and Surviving Subsidiary Inc., respectively, and Kitara Media and NYPG shall continue as wholly owned subsidiaries of Ascend.

1.4           Governing Documents.  At the Effective Time,

(a)         the Certificate of Formation of the Surviving Subsidiary LLC shall be in form and substance mutually and reasonably agreed to by Ascend, Kitara Media and NYPG;

(b)         the Certificate of Incorporation of the Surviving Subsidiary Inc. shall be in form and substance mutually and reasonably agreed to by Ascend, Kitara Media and NYPG;

(c)         the Operating Agreement of Surviving Subsidiary LLC shall be in form and substance mutually and reasonably agreed to by Ascend, Kitara Media and NYPG; and

(d)         the bylaws of Surviving Subsidiary Inc. shall be in form and substance mutually and reasonably agreed to by Ascend, Kitara Media and NYPG.

1.5           Effect on Securities.  Subject to the terms and conditions of this Agreement, at the Effective Time, by virtue of the Merger and this Agreement and without any action on the part of Kitara Media or NYPG or the holders of any of the securities of Kitara Media or NYPG, the following shall occur:

(a)         Conversion of Kitara Media Membership Units; Issuance to Ascend.  At the Effective Time, all of the membership units of Kitara Media (“Kitara Media Membership Units”) issued and outstanding immediately prior to the Effective Time will automatically be canceled and extinguished and be converted, collectively, into the right to receive an aggregate of 20,000,000 shares of common stock, par value $0.0001 per share, of Ascend (“Ascend Common Stock”).  Immediately following the conversion contemplated by this Section 1.5(a), 100% of the Kitara Media Membership Units, as the Surviving Subsidiary LLC, shall be issued to Ascend.

(b)         Closing Adjustment. If the Estimated Working Capital (as defined in Section 6.16) minus $2,500,000 (the “Closing Adjustment”) is a negative number, then, on the Closing Date, the Kitara Media Signing Holder shall contribute or pay to Kitara Media an amount in cash equal to the Closing Adjustment.  If the Closing Adjustment is a positive number, then, on the Closing Date, Kitara Media shall pay or distribute to the Kitara Signing Holder an amount in cash equal to the Closing Adjustment.

(c)         Post-Closing Adjustment.  If the Closing Working Capital (as defined in Section 6.16) minus $2,500,000 (the “Post-Closing Adjustment”) is a positive number, then Ascend will pay to the Kitara Media Signing Holder an amount equal to the Post-Closing Adjustment.  If the Post-Closing Adjustment is a negative number, then the Kitara Media Signing Holder will pay to Ascend an amount equal to the Post-Closing Adjustment.  Any payment of the Post-Closing Adjustment shall be paid by wire transfer of immediately available funds to such account as is directed by Ascend or the Kitara Media Signing Holder (i) within five (5) business days of the Kitara Media Signing Holder’s acceptance of the Closing Working Capital calculation or (ii) if there are Items of Dispute (as defined in Section 6.16), then within five (5) business days of the resolution of such Items of Dispute as set forth in Section 6.16.

(d)         Conversion of NYPG Stock; Issuance to Ascend.  At the Effective Time, all of the common stock of NYPG (“NYPG Common Stock”) issued and outstanding immediately prior to the Effective Time will automatically be canceled and extinguished and be converted, collectively, into the right to receive (i) an aggregate of 10,000,000 shares of Ascend Common Stock and (ii) the revenue generated by NYPG, arising solely from the operations of NYPG as of the Effective Time, from the Closing Date through December 31, 2013.  Immediately following the conversion contemplated by this Section 1.5(d), 100% of the NYPG Common Stock, as the Surviving Subsidiary Inc., shall be issued to Ascend.

(e)         Adjustments to Exchange Ratios.  The numbers of shares of Ascend Common Stock that the security holders of Kitara Media and NYPG are entitled to receive as a result of the Mergers shall be equitably adjusted to reflect appropriately the effect of any stock split, reverse stock split, stock dividend (including any dividend or distribution of securities convertible into shares of Ascend Common Stock), extraordinary cash dividends, reorganization, recapitalization, reclassification, combination, exchange of shares or other like change with respect to Ascend Common Stock occurring on or after the date hereof and prior to the Effective Time.

(f)         No Fractional Shares.  No fraction of a share of Ascend Common Stock will be issued by virtue of the Mergers or the transactions contemplated hereby, and each security holder of Kitara Media and NYPG who would otherwise be entitled to a fraction of a share of Ascend Common Stock (after aggregating all fractional shares of Ascend Common Stock that otherwise would be received by such holder) shall be deemed to receive from Ascend, in lieu of such fractional share, one (1) share of Ascend Common Stock.

(g)         Membership Units of Merger Sub LLC; Common Stock of Merger Sub Inc. All issued and outstanding membership Units of Merger Sub LLC and all issued and outstanding shares of common stock Merger Sub Inc. shall automatically, and without any action on the part of the holder thereof, be converted into an aggregate of 100% of the validly issued, fully paid and non-assessable membership units of the Surviving Subsidiary LLC and shares of common stock of Surviving Subsidiary Inc., respectively, to be issued to Ascend pursuant to this Section 1.5.

1.6           Exchange of Certificates.

(a)         Surrender of Certificates.  At the Effective Time, (i) the holders of Kitara Media Membership Units will surrender their certificates or instruments representing all of the outstanding Kitara Media Membership Units (collectively, the “Kitara Media Certificates”) and (ii) the holder of 100% of the shares of NYPG Common Stock will deliver a certificate from an officer of NYPG certifying that 100% of NYPG is owned by one shareholder and held in book entry on NYPG’s records (together with the Kitara Media Certificates, the “Certificates”) (or affidavits of loss in lieu thereof as provided in Section 1.6(d)) to Ascend for cancellation together with any related documentation reasonably requested by Ascend in connection therewith.  After the Effective Time, each outstanding Certificate will be deemed for all corporate purposes to evidence only the right to receive the applicable shares of Ascend Common Stock in accordance with the provisions of this Article I.

(b)         Exchange Procedure.  Subject to Section 1.14 below, certificates representing the shares of Ascend Common Stock shall be issued to the holders of Kitara Media Membership Units and shares of NYPG Common Stock upon surrender of the Certificates as provided for herein or otherwise agreed by the parties.  Upon surrender of the Certificates (or affidavits of loss in lieu thereof as provided in Section 1.6(d)) for cancellation to Ascend or to such other agent or agents as may be appointed by Ascend,  Ascend shall issue, or cause to be issued, to each holder of the Certificates such certificates representing the number of shares of Ascend Common Stock, a portion of which shall be held in escrow pursuant to Section 1.10 below, for which their Kitara Media Membership Units and shares of NYPG Common Stock are exchangeable at the Effective Time and any dividends or distributions payable pursuant to Section 1.5(e), and the Certificates so surrendered shall forthwith be canceled.  Until so surrendered, outstanding Certificates will be deemed, from and after the Effective Time, to evidence only the right to receive the applicable shares of Ascend Common Stock issuable pursuant to Section 1.5.

(c)         Distributions With Respect to Unexchanged Shares.  No dividends or other distributions declared or made after the date of this Agreement with respect to shares of Ascend Common Stock with a record date after the Effective Time will be paid to the holders of any unsurrendered Certificates with respect to the shares of Ascend Common Stock to be issued upon surrender thereof until the holders of record of such Certificates shall surrender such Certificates. Subject to applicable law, following surrender of any such Certificates, Ascend or such other agent or agents as may be appointed by Ascend, shall promptly deliver to the record holders thereof, without interest, the certificates representing shares of Ascend Common Stock issued in exchange therefor and the amount of any such dividends or other distributions with a record date after the Effective Time theretofore paid with respect to such shares of Ascend Common Stock.

(d)         Lost, Stolen or Destroyed Certificates. In the event any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by Ascend, the posting by such Person of a bond in customary amount and upon such terms as may be required by Ascend as indemnity against any claim that may be made against it with respect to such Certificate, Ascend will issue or cause to be issued the number of shares of Ascend Common Stock less the applicable Escrow Shares, for which such lost, stolen or destroyed Certificates are exchangeable at the Effective Time and any dividends or distributions payable pursuant to Section 1.5(c).

(e)         Transfers of Ownership.  If certificates representing the shares of Ascend Common Stock are to be issued in a name other than that in which the Certificates surrendered in exchange therefor are registered, it will be a condition of the issuance thereof that the Certificates so surrendered will be properly endorsed and otherwise in proper form for transfer and that the persons requesting such exchange will have paid to Ascend or any agent designated by it any transfer or other taxes required by reason of the issuance of certificates representing the shares of Ascend Common Stock in any name other than that of the registered holder of the Certificates surrendered, or established to the satisfaction of Ascend or any agent designated by it that such tax has been paid or is not payable.

1.7           No Further Ownership Rights in Membership Interests or Stock.  All Ascend Common Stock deemed issued to security holders of Kitara Media and NYPG upon consummation of the Mergers and conversion of the Kitara Media Membership Units and shares of NYPG Common Stock shall be deemed to have been issued in full satisfaction of all rights pertaining to the corresponding outstanding Kitara Media Membership Units and shares of NYPG Common Stock and there shall be no further registration of transfers on the records of the Surviving Subsidiary LLC or Surviving Subsidiary Inc. of the Kitara Media Membership Units and shares of NYPG Common Stock, respectively, that were outstanding immediately prior to the Effective Time.  If, after the Effective Time, Certificates are presented to Ascend for any reason, they shall be canceled and exchanged as provided in this Article I.

1.8           Tax Consequences.  It is intended by the parties hereto that the NYPG Merger shall constitute a tax-free reorganization within the meaning of Section 368 of the Internal Revenue Code of 1986, as amended (“Code”).  The parties hereto adopt this Agreement as a “plan of reorganization” with respect to the NYPG Merger within the meaning of Sections 1.368-2(g) and 1.368-3(a) of the United States Income Tax Regulations. It is intended by the parties hereto that the Kitara Media Merger shall constitute a taxable acquisition of the assets of Kitara Media by Ascend and the assumption of the liabilities of Kitara Media by Ascend. The parties agree to allocate the consideration described in Section 1.5(a) in respect of the Kitara Media Merger among the assets of Kitara Media, including goodwill, for tax purposes in a manner consistent with the principles of Section 1060 of the Code. As soon as reasonably practicable after the Closing Date, Ascend shall provide the Kitara Signing Holder with one or more schedules setting forth Ascend’s proposed allocation under Section 1060 of the Code.  Ascend and the Kitara Signing Holder shall cooperate in good faith to finalize such schedules and agree to file their respective tax returns in a manner consistent with such schedules, including the filing of Form 8594 with respect to the Kitara Media Merger.

1.9           Taking of Necessary Action; Further Action.  If, at any time after the Effective Time, any further action is necessary or desirable to carry out the purposes of this Agreement and to vest Ascend with full right, title and possession to all assets, property, rights, privileges, powers and franchises of Kitara Media, NYPG, the Surviving Subsidiary LLC and the Surviving Subsidiary Inc., the then current officers and directors of Kitara Media and NYPG, and the officers and directors of Ascend shall take all such lawful and necessary action.

1.10         Escrow.  As the sole remedy for the indemnification obligations set forth in Article VIII of this Agreement, an aggregate number of shares of Ascend Common Stock to be received by the holders of Kitara Media Membership Units and shares of NYPG Common Stock, allocated pro rata amongst such holders, representing ten percent (10%) of the shares of Ascend Common Stock to be received by the holders of Kitara Media Membership Units and shares of NYPG Common Stock as a result of the Mergers pursuant to this Agreement, shall be deposited into escrow (the “Escrow Shares), in accordance with the terms and conditions of the escrow agreement to be entered into at the Closing between Ascend, the Committee (defined below), the Representatives (defined below) and Continental Stock Transfer & Trust Company, as escrow agent (“Escrow Agent”), in form and substance mutually and reasonably agreed to by Ascend, Kitara Media and NYPG and providing for the terms contemplated by Article VIII hereof (the “Escrow Agreement”).  The Escrow Agreement shall provide that, on the 5th business day after Ascend is required to file with the SEC its Annual Report on Form 10-K for the fiscal year ending December 31, 2013 (the “Escrow Release Date”), the Escrow Agent shall release the Escrow Shares to the Signing Holders in the same proportions as originally deposited into escrow, less, for each of the Kitara Signing Holder and the NYPG Signing Holders, the net of (i) that portion of such Signing Holders’ proportion of the Escrow Shares applied in satisfaction of or reserved with respect to indemnification claims made pursuant to Section 8.1(a) of this Agreement attributable to Kitara Media, in the case of the Kitara Signing Holder’s proportion, and to NYPG, in the case of the NYPG Signing Holders’ proportion, and (ii) that portion of the Escrow Shares applied in satisfaction of or reserved with respect to indemnification claims made pursuant to Section 8.2(a).  Any Escrow Shares due to be released on the Escrow Release Date that continue to be held with respect to any unresolved Ascend Escrow Claim shall be delivered to the Signing Holders in the same proportions as originally deposited into escrow, promptly upon such resolution, subject to reduction, if any, as set forth herein for the indemnification obligation associated with such resolved Ascend Escrow Claim.

1.11           Committee and Representatives for Purposes of Escrow Agreement.

(a)         Ascend Committee.  The Board of Directors of Ascend hereby designates Jonathan J. Ledecky to serve as the committee to take all necessary actions and make all decisions pursuant to the Escrow Agreement.  If such Person ceases to serve in such capacity, for any reason, such Person shall designate his successor.  Failing such designation within ten (10) business days after Mr. Ledecky has ceased to serve, the Board of Directors of Ascend shall appoint as a successor a Person who would qualify as an “independent” director of Ascend and who has not had any relationship with Kitara Media or NYPG or the securityholders of Kitara Media or NYPG prior to the Closing.  Such committee is intended to be the “Committee” referred to in Article VIII hereof and the Escrow Agreement.

(b)         Representatives.  Kitara Media and NYPG hereby designate Sam Humphreys and Bob Regular to represent the interests of the Persons entitled to receive Ascend Common Stock as a result of the Mergers for purposes of the Escrow Agreement.  If such Persons cease to serve in such capacity, for any reason, such Persons shall designate his or her successor.  Failing such designation within ten (10) business days after the Representatives have ceased to serve, those members of the Board of Directors of Ascend who were directors of Kitara Media or NYPG prior to the Closing shall appoint as successor a Person who was a former member of Kitara Media or stockholder of NYPG or such other Person as such members and stockholders shall designate.  Such Persons or their successors are intended to be the “Representatives” referred to in Article VIII hereof and the Escrow Agreement.

1.12           Signing Holder Matters.

(a)         By his, her or its execution of this Agreement, each Signing Holder, in his, her or its capacity as a member of Kitara Media or stockholder of NYPG, hereby approves and adopts this Agreement and authorizes Kitara Media or NYPG, as the case may be, and its respective managers and officers and directors to take all actions necessary for the consummation of the Mergers and the other transactions contemplated hereby pursuant to the terms of this Agreement.  Such execution shall be deemed to be action taken by the irrevocable written consent of each Signing Holder for purposes of the relevant provisions of the DGCL and DLLCA and other Applicable Law.

(b)         Each Signing Holder for himself, herself or itself only, represents and warrants as follows:

(i)           that he, she or it is an “accredited investor” as defined in Rule 501(a) under the Securities Act;

(ii)          he, she or it has had both the opportunity to ask questions and receive answers from the officers and directors of Ascend and all persons acting on Ascend’s behalf concerning the business and operations of Ascend and to obtain any additional information to the extent Ascend possesses or may possess such information or can acquire it without unreasonable effort or expense necessary to verify the accuracy of such information;

(iii)         he, she or it has had access to the Ascend SEC Reports (defined below) filed or furnished prior to the date of this Agreement;

(iv)         that the execution and delivery of this Agreement by such Signing Holder does not, and the performance of his, her or its obligations hereunder will not, require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Entity (as defined), except (1) for applicable requirements, if any, of the Securities Act of 1933, as amended (“Securities Act”), the Securities Exchange Act of 1934, as amended (“Exchange Act”), state securities laws (“Blue Sky Laws”), and the rules and regulations thereunder, and (2) where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect (as defined in Section 11.2(a)) on such Signing Holder or Kitara Media or NYPG or, after the Closing, Ascend, or prevent consummation of the Mergers or otherwise prevent the parties hereto from performing their obligations under this Agreement;

(v)          that he, she or it owns his respective Kitara Media Membership Units or shares of NYPG Common Stock listed on Schedule 1.12(b)(v) as being owned by him, her or it free and clear of all Liens, except as set forth in Schedule 1.12(b)(v);

(vi)         that the shares of Ascend Common Stock are being offered in a transaction not involving any public offering in the United States within the meaning of the Securities Act, that such shares of Ascend Common Stock have not been registered under the Securities Act and that he, she or it may not resell, pledge or otherwise transfer any such Ascend Common Stock except pursuant to registration under the Securities Act, an available exemption from registration, or in a transaction not subject to the registration requirements of the Securities Act;

(vii)        that the Ascend Common Stock to be acquired by such Signing Holder will be acquired for investment for such Signing Holder’s own account, not as a nominee or agent, and not with a view to the resale or distribution of any part thereof, and such Signing Holder has no present intention of selling, granting any participation in, or otherwise distributing the same. Such Signing Holder does not presently have any contract, undertaking, agreement or arrangement with any person to sell, transfer or grant participations to such person or to any third person, with respect to any of the Ascend Common Stock;

(viii)       that, without the prior authorization of Ascend, such Signing Holder may not transfer, sell, distribute, assign, pledge, hypothecate or otherwise dispose of (“Transfer”), any shares of the Ascend Common Stock received pursuant to this Agreement during the period commencing at the Closing and ending twelve (12) months after the Closing Date (the “Lock Up Expiration Date”); provided, however, that such Signing Holder may pledge any shares of Ascend Common Stock prior to the Lock Up Expiration Date as long as the party to which such shares are so pledged agrees not to Transfer such shares prior to the Lock Up Expiration Date.  Such Signing Holder also acknowledges that any shares of Ascend Common Stock received pursuant to this Agreement, including by virtue of a distribution of Escrow Shares, shall be subject to restrictions on sale imposed by the Securities Act and such Signing Holder agrees to comply with any such restrictions;

(ix)          Such Signing Holder understands that the shares of Ascend Common Stock received in the Mergers may bear a legend substantially in the form as follows:

“THE SHARES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AND HAVE BEEN ACQUIRED FOR INVESTMENT AND NOT WITH A VIEW TO, OR IN CONNECTION WITH, THE SALE OR DISTRIBUTION THEREOF. NO SUCH SALE OR DISTRIBUTION MAY BE EFFECTED WITHOUT AN EFFECTIVE REGISTRATION STATEMENT RELATED THERETO OR AN OPINION OF COUNSEL IN A FORM REASONABLY SATISFACTORY TO THE COMPANY THAT SUCH REGISTRATION IS NOT REQUIRED UNDER THE SECURITIES ACT OF 1933.

THE SHARES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO THE MERGER AGREEMENT AND PLAN OF REORGANIZATION, DATED AS OF JUNE 12, 2013, BY AND AMONG ASCEND ACQUISITION CORP., ASCEND MERGER SUB, LLC, ASCEND MERGER SUB, INC., KITARA MEDIA, LLC, NEW YORK PUBLISHING GROUP, INC. AND THOSE CERTAIN SECURITYHOLDERS PARTY THERETO (AS IT MAY BE AMENDED AND SUPPLEMENTED FROM TIME TO TIME, THE “MERGER AGREEMENT”). THE MERGER AGREEMENT CONTAINS, AMONG OTHER THINGS, CERTAIN PROVISIONS RELATING TO THE TRANSFER OF THE SHARES SUBJECT TO SUCH MERGER AGREEMENT. NO TRANSFER, SALE, DISTRIBUTION, ASSIGNMENT, PLEDGE, HYPOTHECATION OR OTHER DISPOSITION OF THE SHARES REPRESENTED BY THIS CERTIFICATE, DIRECTLY OR INDIRECTLY, MAY BE MADE EXCEPT IN ACCORDANCE WITH THE PROVISIONS OF THE MERGER AGREEMENT. THE HOLDER OF THIS CERTIFICATE, BY ACCEPTANCE OF THIS CERTIFICATE, AGREES TO BE BOUND BY ALL SUCH PROVISIONS OF THE MERGER AGREEMENT.”

(c)         Each Signing Holder that is an entity, for itself, represents, warrants and acknowledges, with respect to each holder of its equity interests, to the same effect as the foregoing provisions of Section 1.12(b).

1.13           Lock Up Agreements.  Prior to the Closing Date, each officer, director and ten percent (10%) or greater securityholder of Ascend, Kitara Media and NYPG shall execute and deliver to the other parties agreements (“Lock Up Agreements”) in form and substance mutually and reasonably agreed to by Ascend, Kitara Media and NYPG; provided, however, that with respect to the Lock Up Agreement to be signed by Ironbound Partners Fund LLC (“Ironbound”) such Lock Up Agreement will not restrict Ironbound’s ability to sell any shares of Ascend Common Stock sold in the Financing (defined below).

1.14           Investment Representation.   All shares of Ascend Common Stock issued in accordance with the terms hereof shall, when issued, be restricted shares and may not be sold, transferred or otherwise disposed of by the holders thereof without registration under the Securities Act or an available exemption from registration under the Securities Act.  The certificates representing the shares of Ascend Common Stock issued in accordance with the terms hereof will contain the appropriate restrictive legends, and Ascend shall issue appropriate stop-transfer instructions to the Ascend transfer agent with respect to such shares of Ascend Common Stock.  Prior to the Closing, each holder of record (as of the Effective Time) of Certificates, which immediately prior to the Effective Time represented outstanding Kitara Media Membership Units and NYPG Common Stock whose interests were converted into the right to receive shares of Ascend Common Stock pursuant to Section 1.5, shall provide an investment representation letter (the “Representation Letters”) in form and substance mutually and reasonably agreed to by Ascend, Kitara Media and NYPG.

ARTICLE II

REPRESENTATIONS AND WARRANTIES OF KITARA MEDIA

Subject to the exceptions set forth in Schedule 2 attached hereto (the “Kitara Media Schedule”), Kitara Media hereby represents and warrants to Ascend as follows:

2.1           Organization.  Kitara Media is duly organized and validly existing and in good standing under the laws of its jurisdiction of formation. Kitara Media has the corporate power and authority to own its properties and to conduct its business as currently contemplated, and is duly qualified to do business as a foreign corporation in good standing in each jurisdiction in which it owns or leases real property or in which the conduct of its business requires such qualification except where the failure to be so qualified would not have a Material Adverse Effect.  Kitara Media is in possession of all franchises, grants, authorizations, licenses, permits, easements, consents, certificates, approvals and orders (“Approvals”) necessary to own, lease and operate the properties it purports to own, operate or lease and to carry on its business as it is now being conducted, except where the failure to have such Approvals would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Kitara Media.

2.2           Subsidiaries.  Except as set forth on Schedule 2.2, Kitara Media does not presently own an interest in any other corporation, association or other business entity and is not a party to any joint venture, partnership or similar arrangement.

2.3           Financial Statements. Kitara Media has made available to Ascend consolidated financial statements in draft form (including any related notes thereto) of Kitara Media for the years ended December 31, 2012 and 2011, the interim quarterly period ended March 31, 2013 and the interim period from April 1, 2013 through May 31, 2013 (“Kitara Media Draft Financial Statements”).  The Kitara Media Draft Financial Statements were prepared in accordance with United States generally accepted accounting principles (“U.S. GAAP”) applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto), and fairly presents in all material respects the financial position of Kitara Media at the respective dates thereof and the results of its operations and cash flows for the periods indicated, except that such Kitara Media Draft Financial Statements are subject to normal adjustments which were not or are not expected to have a Material Adverse Effect on Kitara Media.

2.4           No Liabilities. Kitara Media has no liabilities (absolute, accrued, contingent or otherwise) of a nature required to be disclosed on a balance sheet or in the related notes to the Kitara Media Draft Financial Statements that are, individually or in the aggregate, material to the business, results of operations or financial condition of Kitara Media, except (i) liabilities provided for in or otherwise disclosed in a balance sheet or in the related notes to the Kitara Media Draft Financial Statements or (ii) liabilities incurred since May 31, 2013 in the ordinary course of business, none of which would reasonably be expected to have a Material Adverse Effect.

2.5           Off Balance Sheet Arrangements. There is no transaction, arrangement or other relationship between Kitara Media or any of its subsidiaries and an unconsolidated or other off balance sheet entity that is not disclosed in the Kitara Media Draft Financial Statements or that otherwise could be reasonably likely to have a Material Adverse Effect.

2.6           Absence of Material Changes. Since May 31, 2013, except as set forth on Schedule 2.6, Kitara Media has not incurred any Material Adverse Change (except as otherwise contemplated by clauses (i) through (ii) in Section 2.4, above).

2.7           Legal Proceedings. Except as set forth on Schedule 2.7, there is not pending or, to the knowledge of Kitara Media, threatened or contemplated, any action, suit or proceeding to which Kitara Media is a party or of which any property or assets of Kitara Media is the subject before or by any court or governmental agency, authority or body, or any arbitrator, which, individually or in the aggregate, would reasonably be likely to have a Material Adverse Effect.

2.8           Contracts. Schedule 2.8 sets forth a list of the following documents which Kitara Media is a party to:

(i)           any agreements, contracts or commitments that call for prospective fixed and/or contingent payments or expenditures by or to Kitara Media and which are otherwise material or not entered into in the ordinary course of business;

(ii)          any contract, lease or agreement involving payments in excess of $50,000, which is not cancelable by Kitara Media, without penalty on not less than 60 days’ notice;

(iii)         any indenture, mortgage, promissory note, loan agreement, guaranty or other agreement or commitment for the borrowing of money or pledging or granting a security interest in any assets with a value in excess of $50,000;

(iv)         any employment contracts, non-competition agreements, invention assignments, severance or other agreements with officers, directors or stockholders of Kitara Media or persons related to or affiliated with such persons;

(v)          any redemption or purchase agreements or other agreements affecting or relating to the Kitara Media Membership Units, including, without limitation, any agreement with any holder of Kitara Media Membership Units which includes, without limitation, antidilution rights, voting arrangements or operating covenants;

(vi)         any pension, profit sharing, retirement, equity option or ownership plans;

(vii)        any royalty, dividend or similar arrangement based on the revenues or profits of Kitara Media or based on the revenues or profits derived from any material contract;

(viii)       any acquisition, merger, asset purchase or other similar agreement entered into in the past 12 months; or

(ix)          any agreement under which Kitara Media has granted any person registration rights for its securities.

All of the agreements listed on Schedule 2.8 are referred to herein collectively as “Kitara Media Contracts.”

Each of the Kitara Media Contracts which purports by its terms to be in effect is valid and in full force and effect, is enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, fraudulent transfer, moratorium or similar laws affecting creditors’ rights generally and general principles of equity, and will continue to be so immediately following the Effective Date.

2.9           Due Authorization and Enforceability.  Kitara Media has full power and authority to execute and deliver this Agreement and the other agreements and documents contemplated hereby and to engage in the transactions contemplated hereby and thereby.  The execution and delivery of this Agreement and the consummation by Kitara Media of the transactions contemplated hereby (including the Kitara Media Merger) have been duly and validly authorized by all necessary corporate action on the part of Kitara Media (including the approval by its sole member), and no other corporate proceedings on the part of Kitara Media are necessary to authorize this Agreement or to consummate the transactions contemplated hereby pursuant to the DLLCA and the terms and conditions of this Agreement.  This Agreement and the other agreements and documents contemplated hereby have been duly authorized, executed and delivered by Kitara Media, and each constitutes a valid, legal and binding obligation of Kitara Media, enforceable in accordance with its terms, except as rights to indemnity hereunder may be limited by federal or state securities laws and except as such enforceability may be limited by bankruptcy, insolvency, reorganization or similar laws affecting the rights of creditors generally and subject to general principles of equity.

2.10         No Conflict. The execution, delivery and performance of this Agreement and the other agreements and documents contemplated hereby by Kitara Media and the consummation of the transactions herein and therein contemplated by Kitara Media will not result in a breach or violation of any of the terms and provisions of, or constitute a default under, (A) any statute or any order, rule, regulation or decree of any court or governmental agency or body having jurisdiction over Kitara Media or any of its material properties, (B) any of the Kitara Media Contracts, or (C) Kitara Media’s Charter Documents, except, as it pertains to clauses (A) and (B), as would not individually or in the aggregate reasonably be expected have a Material Adverse Effect on Kitara Media.

2.11         No Consents Required. Except for the consents set forth on Schedule 2.11 and for the filing of the Certificates of Merger with the appropriate authorities pursuant to the DLLCA, no consent, approval, authorization or order of, or filing with, any Governmental Entity is required for the execution, delivery and performance of this Agreement by Kitara Media or for the consummation of the transactions contemplated hereby by Kitara Media, except (i) for applicable requirements, if any, of the Securities Act, the Exchange Act or Blue Sky Laws, and the rules and regulations thereunder, and appropriate documents received from or filed with the relevant authorities of other jurisdictions in which Kitara Media is licensed or qualified to do business, (ii) for the filing of any notifications required under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”), and the expiration of the required waiting period thereunder and (iii) where the failure to obtain such consents, approvals, authorizations, or to make such filings or notifications, would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Kitara Media or, after the Closing, Ascend, or prevent consummation of the transactions contemplated by this Agreement or otherwise prevent the parties hereto from performing their obligations under this Agreement.

2.12           Capitalization. As of the date of this Agreement, the authorized capital of Kitara Media consists solely of 100 Kitara Media Membership Units. All such Kitara Media Membership Units have been duly authorized and validly issued, fully paid and nonassessable, issued in compliance with all federal and state securities laws and have not been issued in violation of or subject to any preemptive rights or other rights to subscribe for or purchase securities that have not been waived in writing or satisfied. Except as set forth on Schedule 2.12, there are no options, warrants, agreements, contracts or other rights in existence to purchase or acquire from Kitara Media any Kitara Media Membership Units, or other ownership interest in Kitara Media.

2.13           Preemptive Rights. Except as set forth on Schedule 2.13, there are no statutory or contractual preemptive rights or other rights to subscribe for or to purchase, any securities of Kitara Media pursuant to Kitara Media’s Charter Documents or any agreement or other instrument to which Kitara Media is a party or by which Kitara Media is bound.

2.14           Registration Rights.  Except as set forth on Schedule 2.14, no person has any right to require Kitara Media to register any Kitara Media Membership Units under the Securities Act.

2.15           Permits. To Kitara Media’s knowledge, Kitara Media holds, and is operating in compliance in all material respects with, all franchises, grants, authorizations, licenses, permits, easements, consents, certificates and orders of any governmental or self-regulatory body required for the conduct of its business and all such franchises, grants, authorizations, licenses, permits, easements, consents, certifications and orders are valid and in full force and effect; and Kitara Media is in compliance in all material respects with all applicable federal, state, local and foreign laws, regulations, orders and decrees.

2.16           Good Title to Property.    Kitara Media does not own or lease any real property.  There are no options or other contracts under which Kitara Media has a right or obligation to acquire or lease any interest in real property.  Kitara Media has good and marketable title in fee simple to all personal property owned by it other than Kitara Media Intellectual Property, which is covered by Section 2.17 hereof, in each case free and clear of all liens, claims, security interests, other encumbrances or defects except such as are described in Schedule 2.16 or in the Kitara Media Draft Financial Statements, except, in each case, where the failure to do so would not reasonably be expected to have a Material Adverse Effect.

2.17           Intellectual Property.

(a)         Kitara Media owns or possesses the Kitara Media Trademarks (as defined below) or rights thereto necessary for the conduct of its business as now being conducted, except to the extent such failure to own or possess such Kitara Media Trademarks would not have, individually or in the aggregate, a Material Adverse Effect.  Except as set forth on Schedule 2.17(a) or as would not be reasonably likely to have, individually or in the aggregate, a Material Adverse Effect (A) to the knowledge of Kitara Media, there is no infringement, misappropriation or violation by third parties of any such Kitara Media Trademarks; (B) there is no pending or, to Kitara Media’s knowledge, threatened action, suit, proceeding or claim by others against Kitara Media challenging the rights of Kitara Media in or to any such Kitara Media Trademarks or that Kitara Media is infringing, misappropriating or otherwise violating any intellectual property or other proprietary rights of another party, and, to the knowledge of Kitara Media, there are no facts which would form a reasonable basis for any such action, suit or claim; and (C) the Kitara Media Trademarks that are owned by Kitara Media have not been finally adjudged (without possibility of further appeal) by a court of competent jurisdiction to be invalid or unenforceable, in whole or in part, and there is no pending or, to Kitara Media’s knowledge, threatened action, suit, proceeding or claim by others against Kitara Media challenging the validity or scope of any such Kitara Media Trademarks. Except as set forth on Schedule 2.17(a), Kitara Media is not a party to or bound by any agreements pursuant to which Kitara Media receives or grants a license or covenant not to sue under the Kitara Media Trademarks.  The term “Kitara Media Trademarks” means the registered trademarks set forth on Schedule 2.17(a).

(b)         Except as set forth on Schedule 2.17(b), Kitara Media believes that it owns or possesses other Intellectual Property (as defined below) or rights thereto that may be necessary for the conduct of the business of Kitara Media as now being conducted (the “Kitara Media Intellectual Property”).  Except as set forth on Schedule 2.17(b) or as would not be reasonably likely to have, individually or in the aggregate, a Material Adverse Effect (A) to the knowledge of Kitara Media, there is no infringement, misappropriation or violation by third parties of any such Kitara Media Intellectual Property; (B) there is no pending or, to Kitara Media’s knowledge, threatened action, suit, proceeding or claim by others against Kitara Media challenging the rights of Kitara Media in or to any such Kitara Media Intellectual Property; (C) the Kitara Media Intellectual Property has not been finally adjudged (without the possibility of further appeal) by a court of competent jurisdiction invalid or unenforceable, in whole or in part, and there is no pending or, to Kitara Media’s knowledge, threatened action, suit, proceeding or claim by others against Kitara Media challenging the validity or scope of any such Kitara Media Intellectual Property; (D) there is no pending or, to Kitara Media’s knowledge, threatened action, suit, proceeding or claim by others against Kitara Media that Kitara Media infringes, misappropriates or otherwise violates any Intellectual Property or other proprietary rights of third parties; and Kitara Media has not received any written notice of such claim and to Kitara Media’s  knowledge, there are no other facts which would form a reasonable basis for any such claim; and (E) to Kitara Media’s knowledge, no current employee of Kitara Media is in or has ever been in violation in any material respect of any term of any employment contract, patent disclosure agreement, invention assignment agreement, non-competition agreement, or nondisclosure agreement. Except as set forth on Schedule 2.17(b), Kitara Media is not a party to or bound by any agreements pursuant to which Kitara Media receives or grants a license or covenant not to sue under the Kitara Media Intellectual Property.  The term “Intellectual Property” means patents, patent applications, copyrights, inventions, trade secrets, technology, know-how and other intellectual property, excluding trademarks, service marks, trade names, and registrations and applications therefor.

2.18           No Violation. Kitara Media is not (A) in violation of its Charter Documents, (B) in material breach of or otherwise in material default, and no event has occurred which, with notice or lapse of time or both, would constitute such a default in the performance of any material obligation, agreement or condition contained in any Kitara Media Contract, to which it is subject or by which it may be bound, or to which any of the material property or assets of Kitara Media is subject or (C) in violation of any Legal Requirements with respect to the conduct of its business, or the ownership or operation of its business, except for violations which, individually or in the aggregate, have not had and are not reasonably likely to have a Material Adverse Effect on Kitara Media.

2.19           Taxes. Except as set forth on Schedule 2.19, Kitara Media has timely filed (or requested in good faith an extension to the filing of) all federal, state, local and foreign income and franchise tax returns required to be filed and is not in default in the payment of any taxes which were payable pursuant to said returns or any assessments with respect thereto, other than any which Kitara Media is contesting in good faith.  All such returns are true, correct and complete in all material respects.  No audit or other examination of any return of Kitara Media by any tax authority is presently in progress, nor has Kitara Media been notified in writing of any request for such an audit or other examination.  To Kitara Media’s knowledge, it does not have any liability for any unpaid taxes which have not been accrued for or reserved on Kitara Media’s balance sheets included in the Kitara Media Draft Financial Statements, whether asserted or unasserted, contingent or otherwise, other than any liability for unpaid taxes that may have been accrued since the end of the most recent fiscal year in connection with the operation of the business of Kitara Media in the ordinary course of business, none of which is material to the business, results of operations or financial condition of Kitara Media or, if any such account is material, it has been accrued on the books and records of Kitara Media in accordance with U.S. GAAP.

2.20           No Broker’s Fees.  Kitara Media has not incurred any liability, nor will it incur, directly or indirectly, any liability, for any finder’s or broker’s fee or agent’s commission in connection with the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby which will become the liability of Ascend or will be a liability of the Surviving Subsidiary LLC to be paid after Closing.

2.21           Insurance.  Schedule 2.21 sets forth the insurance policies of Kitara Media that are currently in place.

2.22           No Labor Disputes. No labor problem or dispute with the employees of Kitara Media exists, or, to Kitara Media’s knowledge, is threatened, which would reasonably be expected to have a Material Adverse Effect. To the knowledge of Kitara Media, no key employee or significant group of employees of Kitara Media plans to terminate employment with Kitara Media.  Kitara Media is not a party to any collective bargaining agreement or other labor union contract applicable to persons employed by Kitara Media and, to  the knowledge of Kitara Media, there are no activities or proceedings of any labor union to organize any such employees.

2.23           Defined Benefit Plans. Except as set forth on Schedule 2.23, Kitara Media has not maintained or contributed to a defined benefit plan as defined in Section 3(35) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”). To the knowledge of Kitara Media, no plan maintained or contributed to by Kitara Media that is subject to ERISA (an “ERISA Plan”) (or any trust created thereunder) has engaged in a “prohibited transaction” within the meaning of Section 406 of ERISA or Section 4975 of the Code that could subject Kitara Media to any material tax penalty on prohibited transactions and that has not adequately been corrected. To the knowledge of Kitara Media, each ERISA Plan is in compliance in all material respects with all reporting, disclosure and other requirements of the Code and ERISA as they relate to such ERISA Plan, except for any noncompliance which would not result in the imposition of a material tax or monetary penalty. With respect to each ERISA Plan that is intended to be “qualified” within the meaning of Section 401(a) of the Code, either (i) a determination letter (or opinion letter, if applicable) has been issued by the Internal Revenue Service stating that such ERISA Plan and the attendant trust are qualified thereunder, or (ii) the remedial amendment period under Section 401(b) of the Code with respect to the establishment of such ERISA Plan has not ended and a determination letter application will be filed with respect to such ERISA Plan prior to the end of such remedial amendment period. Kitara Media has never completely or partially withdrawn from a “multiemployer plan,” as defined in Section 3(37) of ERISA.

2.24           Compliance with Environmental Laws. To the knowledge of Kitara Media, Kitara Media (a) is in material compliance with any and all applicable foreign, federal, state and local laws, orders, rules, regulations, directives, decrees and judgments relating to the use, treatment, storage and disposal of hazardous or toxic substances or waste and protection of human health and safety or the environment which are applicable to its businesses (“Environmental Laws”), (b) has received and is in material compliance with all permits, licenses or other approvals required of it under applicable Environmental Laws to conduct its business; and (c) has not received written notice of any actual or potential liability for the investigation or remediation of any disposal or release of hazardous or toxic substances or wastes, pollutants or contaminants, except in the case of subsections (a), (b) and (c) of this Section 2.24 as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

2.25           Minute Books. The minute books of Kitara Media representing all existing records of all meetings and actions of the managers (including any committees thereof) and members (collectively, the “Kitara Media Corporate Records”) of Kitara Media since its formation through the date of the latest meeting and action have been made available to Ascend. All such Kitara Media Corporate Records are complete and accurately reflect, in all material respects, all transactions referred to in such Kitara Media Corporate Records.

2.26           Foreign Corrupt Practices. To the knowledge of Kitara Media, neither Kitara Media nor any other person associated with or with the authority to act on behalf of Kitara Media, including without limitation any director, officer, agent or employee of Kitara Media has, directly or indirectly, while acting on behalf of Kitara Media (i) used any corporate funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity or failed to disclose fully any contribution in violation of law, (ii) made any payment to any federal or state governmental officer or official, or other person charged with similar public or quasi-public duties, other than payments required or permitted by the laws of the United States or any jurisdiction thereof, (iii) violated or is in violation of any provision of the U.S. Foreign Corrupt Practices Act of 1977, as amended (“FCPA”) or (iv) made any bribe, rebate, payoff, influence payment, kickback or other unlawful payments.

2.27           Money Laundering Laws. To the knowledge of Kitara Media, the operations of Kitara Media are and have been conducted at all times in compliance in all material respects with applicable financial recordkeeping and reporting requirements, including those of the Bank Secrecy Act, as amended by Title III of the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, the Currency and Foreign Transactions Reporting Act of 1970, as amended, and the applicable money laundering statutes of all governmental bodies or regulatory agencies having jurisdiction over Kitara Media, the rules and regulations thereunder and any related or similar rules, regulations or guidelines, issued, administered or enforced by any governmental agency with jurisdictions over Kitara Media (collectively, the “Money Laundering Laws”), and no action, suit or proceeding by or before any court or governmental agency, authority or body or any arbitrator involving Kitara Media with respect to the Money Laundering Laws is pending, or to the knowledge of Kitara Media, threatened against Kitara Media.

2.28           OFAC. None of Kitara Media or, to the knowledge of Kitara Media, any director, officer, agent, employee or affiliate of Kitara Media, is currently subject to any U.S. sanctions administered by the Office of Foreign Assets Control of the U.S. Treasury Department (“OFAC”).

2.29           Proprietary Information Agreements.  Each current employee and officer of Kitara Media has executed an agreement with Kitara Media regarding the protection of Kitara Media’s confidentiality and proprietary information.  To the knowledge of Kitara Media, none of its current employees or officers is in material violation thereof, and Kitara Media will use its reasonable commercial efforts to prevent any such violation prior to the Closing.  To the knowledge of Kitara Media, no former employee failed to execute similar agreements with Kitara Media, and no such former employee is in material violation of any such agreement.

2.30           Solvency.  Kitara Media has not (a) made a general assignment for the benefit of creditors; (b) filed any voluntary petition in bankruptcy or suffered the filing of any involuntary petition by its creditors; (c) suffered the appointment of a receiver to take possession of all, or substantially all, of its assets; (d) suffered the attachment or other judicial seizure of all, or substantially all, of its assets; or (e) made an offer of settlement, extension or composition to its creditors generally.

2.31           Related Party Transactions.  Except as set forth on Schedule 2.31, no employee, officer, member, stockholder or director of Kitara Media or a member of any of the foregoing individuals’ immediate family (each a “Kitara Media Related Party” and collectively, the “Kitara Media Related Parties”) is indebted to Kitara Media, nor is Kitara Media indebted (or committed to make loans or extend or guarantee credit) to any of them, other than (i) for payment of compensation for services rendered, (ii) reimbursement for reasonable expenses incurred on behalf of Kitara Media and (iii) for other standard employee benefits made generally available to all employees (not including option agreements outstanding under any option plan approved by the board of managers of Kitara Media).  To Kitara Media’s knowledge, no Kitara Media Related Party has any direct or indirect ownership interest in any firm or corporation with which Kitara Media is affiliated or with which Kitara Media has a business relationship, or any firm or corporation that competes with Kitara Media, except that Kitara Media Related Parties may own stock in publicly traded companies that may compete with Kitara Media.  To the best of Kitara Media’s knowledge, except as set forth on Schedule 2.31, no Kitara Media Related Party is, directly or indirectly, interested in any Kitara Media Contract with Kitara Media (other than such contracts as relate to any such person’s ownership in, or other securities of, Kitara Media or such person’s employment with Kitara Media).

2.32           Representations and Warranties Complete.  The representations and warranties of Kitara Media included in this Agreement and any list, statement, document or information set forth in, or attached to, any Schedule provided pursuant to this Agreement or delivered hereunder (excluding any and all drafts of such documentation), are true and complete in all material respects and do not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements contained therein not misleading, under the circumstance under which they were made.

2.33           Survival of Representations and Warranties.  The representations and warranties of Kitara Media set forth in this Agreement shall survive the Closing until, and shall terminate and be of no further force or effect on, the Escrow Release Date.

2.34           No Implied Representation.  Kitara Media is not making any representation or warranty whatsoever, express or implied, except those representations and warranties of Kitara Media contained in this Agreement or in any of the Schedules hereto.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF NYPG

Subject to the exceptions set forth in Schedule 3 attached hereto (the “NYPG Schedule”), NYPG hereby represents and warrants to Ascend as follows:

3.1           Organization.  NYPG is duly organized and validly existing and in good standing under the laws of its jurisdiction of incorporation. NYPG has the corporate power and authority to own its properties and to conduct its business as currently contemplated, and is duly qualified to do business as a foreign corporation in good standing in each jurisdiction in which it owns or leases real property or in which the conduct of its business requires such qualification except where the failure to be so qualified would not have a Material Adverse Effect.  NYPG is in possession of all Approvals necessary to own, lease and operate the properties it purports to own, operate or lease and to carry on its business as it is now being conducted, except where the failure to have such Approvals would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on NYPG.

3.2           Subsidiaries.  Except as set forth on Schedule 3.2, NYPG does not presently own an interest in any other corporation, association or other business entity and is not a party to any joint venture, partnership or similar arrangement.

3.3           Financial Statements. NYPG has made available to Ascend consolidated financial statements in draft form (including any related notes thereto) of NYPG for the year ended December 31, 2012, the interim quarterly period ended March 31, 2013 and the interim period from April 1, 2013 through May 31, 2013  (“NYPG Draft Financial Statements”).  The NYPG Draft Financial Statements were prepared in accordance with U.S. GAAP applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto), and fairly presents in all material respects the financial position of NYPG at the respective dates thereof and the results of its operations and cash flows for the periods indicated, except that such NYPG Draft Financial Statements are subject to normal adjustments which were not or are not expected to have a Material Adverse Effect on NYPG.

3.4           No Liabilities. NYPG has no liabilities (absolute, accrued, contingent or otherwise) of a nature required to be disclosed on a balance sheet or in the related notes to the NYPG Draft Financial Statements that are, individually or in the aggregate, material to the business, results of operations or financial condition of NYPG, except (i) liabilities provided for in or otherwise disclosed in a balance sheet or in the related notes to the NYPG Draft Financial Statements or (ii) liabilities incurred since May 31, 2013 in the ordinary course of business, none of which would reasonably be expected to have a Material Adverse Effect.

3.5           Off Balance Sheet Arrangements. There is no transaction, arrangement or other relationship between NYPG or any of its subsidiaries and an unconsolidated or other off balance sheet entity that is not disclosed in the NYPG Draft Financial Statements or that otherwise could be reasonably likely to have a Material Adverse Effect.

3.6           Absence of Material Changes. Since May 31, 2013, except as set forth on Schedule 3.6, NYPG has not incurred any Material Adverse Change (except as otherwise contemplated by clauses (i) through (ii) in Section 3.4, above).

3.7           Legal Proceedings. Except as set forth on Schedule 3.7, there is not pending or, to the knowledge of NYPG, threatened or contemplated, any action, suit or proceeding to which NYPG is a party or of which any property or assets of NYPG is the subject before or by any court or governmental agency, authority or body, or any arbitrator, which, individually or in the aggregate, would reasonably be likely to have a Material Adverse Effect.

3.8           Contracts. Schedule 3.8 sets forth a list of the following documents which NYPG is a party to:

(i)           any agreements, contracts or commitments that call for prospective fixed and/or contingent payments or expenditures by or to NYPG and which are otherwise material or not entered into in the ordinary course of business;

(ii)          any contract, lease or agreement involving payments in excess of $50,000, which is not cancelable by NYPG, without penalty on not less than 60 days’ notice;

(iii)         any indenture, mortgage, promissory note, loan agreement, guaranty or other agreement or commitment for the borrowing of money or pledging or granting a security interest in any assets with a value in excess of $50,000;

(iv)         any employment contracts, non-competition agreements, invention assignments, severance or other agreements with officers, directors or stockholders of NYPG or persons related to or affiliated with such persons;

(v)          any stock redemption or purchase agreements or other agreements affecting or relating to the capital stock of NYPG, including, without limitation, any agreement with any stockholder of NYPG which includes, without limitation, antidilution rights, voting arrangements or operating covenants;

(vi)         any pension, profit sharing, retirement, stock option or stock ownership plans;

(vii)        any royalty, dividend or similar arrangement based on the revenues or profits of NYPG or based on the revenues or profits derived from any material contract;

(viii)       any acquisition, merger, asset purchase or other similar agreement entered into in the past 12 months; or

(ix)          any agreement under which NYPG has granted any person registration rights for its securities.

All of the agreements listed on Schedule 3.8 are referred to herein collectively as “NYPG Contracts.”

Each of the NYPG Contracts which purports by its terms to be in effect is valid and in full force and effect, is enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, fraudulent transfer, moratorium or similar laws affecting creditors’ rights generally and general principles of equity, and will continue to be so immediately following the Effective Date.

3.9           Due Authorization and Enforceability.  NYPG has full power and authority to execute and deliver this Agreement and the other agreements and documents contemplated hereby and to engage in the transactions contemplated hereby and thereby.  The execution and delivery of this Agreement and the consummation by NYPG of the transactions contemplated hereby (including the NYPG Merger) have been duly and validly authorized by all necessary corporate action on the part of NYPG (including the approval by its sole director), and no other corporate proceedings on the part of NYPG are necessary to authorize this Agreement or to consummate the transactions contemplated hereby pursuant to the DGCL and the terms and conditions of this Agreement.  This Agreement and the other agreements and documents contemplated hereby have been duly authorized, executed and delivered by NYPG, and each constitutes a valid, legal and binding obligation of NYPG, enforceable in accordance with its terms, except as rights to indemnity hereunder may be limited by federal or state securities laws and except as such enforceability may be limited by bankruptcy, insolvency, reorganization or similar laws affecting the rights of creditors generally and subject to general principles of equity.

3.10           No Conflict. The execution, delivery and performance of this Agreement and the other agreements and documents contemplated hereby by NYPG and the consummation of the transactions herein and therein contemplated by NYPG will not result in a breach or violation of any of the terms and provisions of, or constitute a default under, (A) any statute or any order, rule, regulation or decree of any court or governmental agency or body having jurisdiction over NYPG or any of its material properties, (B) any of the NYPG Contracts, or (C) NYPG’s Charter Documents, except, as it pertains to clauses (A) and (B), as would not individually or in the aggregate reasonably be expected have a Material Adverse Effect on NYPG.

3.11           No Consents Required. Except for the consents set forth on Schedule 3.11 and for the filing of the Certificates of Merger with the appropriate authorities pursuant to the DLLCA, no consent, approval, authorization or order of, or filing with, any Governmental Entity is required for the execution, delivery and performance of this Agreement by NYPG or for the consummation of the transactions contemplated hereby by NYPG, except (i) for applicable requirements, if any, of the Securities Act, the Exchange Act or Blue Sky Laws, and the rules and regulations thereunder, and appropriate documents received from or filed with the relevant authorities of other jurisdictions in which NYPG is licensed or qualified to do business, (ii) for the filing of any notifications required under the HSR Act and the expiration of the required waiting period thereunder and (iii) where the failure to obtain such consents, approvals, authorizations, or to make such filings or notifications, would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on NYPG or, after the Closing, Ascend, or prevent consummation of the transactions contemplated by this Agreement or otherwise prevent the parties hereto from performing their obligations under this Agreement.

3.12           Capitalization. As of the date of this Agreement, the authorized capital of NYPG consists solely of 1,500 shares of NYPG Common Stock. All such shares of NYPG Common Stock have been duly authorized and validly issued, fully paid and nonassessable, issued in compliance with all federal and state securities laws and have not been issued in violation of or subject to any preemptive rights or other rights to subscribe for or purchase securities that have not been waived in writing or satisfied. Except as set forth on Schedule 3.12, there are no options, warrants, agreements, contracts or other rights in existence to purchase or acquire from NYPG any shares of NYPG Common Stock of, or other ownership interest in, NYPG.

3.13           Preemptive Rights. Except as set forth on Schedule 3.13, there are no statutory or contractual preemptive rights or other rights to subscribe for or to purchase, any securities of NYPG pursuant to NYPG’s Charter Documents or any agreement or other instrument to which NYPG is a party or by which NYPG is bound.

3.14           Registration Rights.  Except as set forth on Schedule 3.14, no person has any right to require NYPG to register any shares of NYPG Common Stock under the Securities Act.

3.15           Permits. To NYPG’s knowledge, NYPG holds, and is operating in compliance in all material respects with, all franchises, grants, authorizations, licenses, permits, easements, consents, certificates and orders of any governmental or self-regulatory body required for the conduct of its business and all such franchises, grants, authorizations, licenses, permits, easements, consents, certifications and orders are valid and in full force and effect; and NYPG is in compliance in all material respects with all applicable federal, state, local and foreign laws, regulations, orders and decrees.

3.16           Good Title to Property.  NYPG does not own or lease any real property.  There are no options or other contracts under which NYPG has a right or obligation to acquire or lease any interest in real property.  NYPG has good and marketable title in fee simple to all personal property owned by it other than NYPG Intellectual Property, which is covered by Section 3.17 hereof, in each case free and clear of all liens, claims, security interests, other encumbrances or defects except such as are described in Schedule 3.16 or in the NYPG Draft Financial Statements, except, in each case, where the failure to do so would not reasonably be expected to have a Material Adverse Effect.

3.17           Intellectual Property.

(a)         NYPG owns or possesses the NYPG Trademarks (as defined below) or rights thereto necessary for the conduct of its business as now being conducted, except to the extent such failure to own or possess such NYPG Trademarks would not have, individually or in the aggregate, a Material Adverse Effect.  Except as set forth on Schedule 3.17(a) or as would not be reasonably likely to have, individually or in the aggregate, a Material Adverse Effect (A) to the knowledge of NYPG, there is no infringement, misappropriation or violation by third parties of any such NYPG Trademarks; (B) there is no pending or, to NYPG’s knowledge, threatened action, suit, proceeding or claim by others against NYPG challenging the rights of NYPG in or to any such NYPG Trademarks or that NYPG is infringing, misappropriating or otherwise violating any intellectual property or other proprietary rights of another party, and to the knowledge of NYPG, there are no facts which would form a reasonable basis for any such action, suit or claim; and (C) the NYPG Trademarks that are owned by NYPG have not been finally adjudged (without possibility of further appeal) by a court of competent jurisdiction to be invalid or unenforceable, in whole or in part, and there is no pending or, to NYPG’s knowledge, threatened action, suit, proceeding or claim by others against NYPG challenging the validity or scope of any such NYPG Trademarks. Except as set forth on Schedule 3.17(a), NYPG is not a party to or bound by any agreements pursuant to which NYPG receives or grants a license or covenant not to sue under the NYPG Trademarks.  The term “NYPG Trademarks” means the registered trademarks set forth on Schedule 3.17(a).

(b)         Except as set forth on Schedule 3.17(b), NYPG believes that it owns or possesses other Intellectual Property (as defined below) or rights thereto that may be necessary for the conduct of the business of NYPG as now being conducted (the “NYPG Intellectual Property”).  Except as set forth on Schedule 3.17(b) or as would not be reasonably likely to have, individually or in the aggregate, a Material Adverse Effect (A) to the knowledge of NYPG, there is no infringement, misappropriation or violation by third parties of any such NYPG Intellectual Property; (B) there is no pending or, to NYPG’s knowledge, threatened action, suit, proceeding or claim by others against NYPG challenging the rights of NYPG in or to any such NYPG Intellectual Property; (C) the NYPG Intellectual Property has not been finally adjudged (without the possibility of further appeal) by a court of competent jurisdiction invalid or unenforceable, in whole or in part, and there is no pending or, to NYPG’s knowledge, threatened action, suit, proceeding or claim by others against NYPG challenging the validity or scope of any such NYPG Intellectual Property; (D) there is no pending or, to NYPG’s knowledge, threatened action, suit, proceeding or claim by others against NYPG that NYPG infringes, misappropriates or otherwise violates any Intellectual Property or other proprietary rights of third parties; and NYPG has not received any written notice of such claim and to NYPG’s knowledge, there are no facts which would form a reasonable basis for any such claim; and (E) to NYPG’s knowledge, no current employee of NYPG is in or has ever been in violation in any material respect of any term of any employment contract, patent disclosure agreement, invention assignment agreement, non-competition agreement, or nondisclosure agreement. Except as set forth on Schedule 3.17(b), NYPG is not a party to or bound by any agreements pursuant to which NYPG receives or grants a license or covenant not to sue under the NYPG Intellectual Property.

3.18           No Violation. NYPG is not (A) in violation of its Charter Documents, (B) in material breach of or otherwise in material default, and no event has occurred which, with notice or lapse of time or both, would constitute such a default in the performance of any material obligation, agreement or condition contained in any NYPG Contract, to which it is subject or by which it may be bound, or to which any of the material property or assets of NYPG is subject or (C) in violation of any Legal Requirements with respect to the conduct of its business, or the ownership or operation of its business, except for violations which, individually or in the aggregate, have not had and are not reasonably likely to have a Material Adverse Effect on NYPG.

3.19           Taxes. Except as set forth on Schedule 3.19, NYPG has timely filed (or requested in good faith an extension to the filing of) all federal, state, local and foreign income and franchise tax returns required to be filed and is not in default in the payment of any taxes which were payable pursuant to said returns or any assessments with respect thereto, other than any which NYPG is contesting in good faith.  All such returns are true, correct and complete in all material respects.  No audit or other examination of any return of NYPG by any tax authority is presently in progress, nor has NYPG been notified in writing of any request for such an audit or other examination.  To NYPG’s knowledge, it does not have any liability for any unpaid taxes which have not been accrued for or reserved on NYPG’s balance sheets included in the NYPG Draft Financial Statements, whether asserted or unasserted, contingent or otherwise, other than any liability for unpaid taxes that may have been accrued since the end of the most recent fiscal year in connection with the operation of the business of NYPG in the ordinary course of business, none of which is material to the business, results of operations or financial condition of NYPG or, if any such account is material, it has been accrued on the books and records of NYPG in accordance with U.S. GAAP.

3.20           No Broker’s Fees.  NYPG has not incurred any liability, nor will it incur, directly or indirectly, any liability, for any finder’s or broker’s fee or agent’s commission in connection with the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby which will become the liability of Ascend or will be a liability of the Surviving Subsidiary to be paid after Closing.

3.21           Insurance.  Schedule 3.21 sets forth the insurance policies of NYPG that are currently in place.

3.22           No Labor Disputes. No labor problem or dispute with the employees of NYPG exists, or, to NYPG’s knowledge, is threatened, which would reasonably be expected to have a Material Adverse Effect. To the knowledge of NYPG, no key employee or significant group of employees of NYPG plans to terminate employment with NYPG.  NYPG is not a party to any collective bargaining agreement or other labor union contract applicable to persons employed by NYPG and, to the knowledge of NYPG, there are no activities or proceedings of any labor union to organize any such employees.

3.23           Defined Benefit Plans. Except as set forth on Schedule 3.23, NYPG has not maintained or contributed to a defined benefit plan as defined in Section 3(35) of ERISA. To the knowledge of NYPG, no ERISA Plan (or any trust created thereunder) has engaged in a “prohibited transaction” within the meaning of Section 406 of ERISA or Section 4975 of the Code that could subject NYPG to any material tax penalty on prohibited transactions and that has not adequately been corrected. To the knowledge of NYPG, each ERISA Plan is in compliance in all material respects with all reporting, disclosure and other requirements of the Code and ERISA as they relate to such ERISA Plan, except for any noncompliance which would not result in the imposition of a material tax or monetary penalty. With respect to each ERISA Plan that is intended to be “qualified” within the meaning of Section 401(a) of the Code, either (i) a determination letter (or opinion letter, if applicable) has been issued by the Internal Revenue Service stating that such ERISA Plan and the attendant trust are qualified thereunder, or (ii) the remedial amendment period under Section 401(b) of the Code with respect to the establishment of such ERISA Plan has not ended and a determination letter application will be filed with respect to such ERISA Plan prior to the end of such remedial amendment period. NYPG has never completely or partially withdrawn from a “multiemployer plan,” as defined in Section 3(37) of ERISA.

3.24           Compliance with Environmental Laws. To the knowledge of NYPG, NYPG (a) is in material compliance with any and all applicable foreign, federal, state and local Environmental Laws, (b) has received and is in material compliance with all permits, licenses or other approvals required of it under applicable Environmental Laws to conduct its business, and (c) has not received written notice of any actual or potential liability for the investigation or remediation of any disposal or release of hazardous or toxic substances or wastes, pollutants or contaminants, except in the case of subsections (a), (b) and (c) of this Section 3.24 as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

3.25           Minute Books. The minute books of NYPG representing all existing records of all meetings and actions of the board of directors (including any committees thereof) and stockholders (collectively, the “NYPG Corporate Records”) of NYPG since its formation through the date of the latest meeting and action have been made available to Ascend. All such NYPG Corporate Records are complete and accurately reflect, in all material respects, all transactions referred to in such NYPG Corporate Records.

3.26           Foreign Corrupt Practices. To the knowledge of NYPG, neither NYPG nor any other person associated with or with the authority to act on behalf of NYPG, including without limitation any director, officer, agent or employee of NYPG has, directly or indirectly, while acting on behalf of NYPG (i) used any corporate funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity or failed to disclose fully any contribution in violation of law, (ii) made any payment to any federal or state governmental officer or official, or other person charged with similar public or quasi-public duties, other than payments required or permitted by the laws of the United States or any jurisdiction thereof, (iii) violated or is in violation of any provision of the FCPA or (iv) made any bribe, rebate, payoff, influence payment, kickback or other unlawful payments.

3.27           Money Laundering Laws. To the knowledge of NYPG, the operations of NYPG are and have been conducted at all times in compliance in all material respects with applicable Money Laundering Laws, and no action, suit or proceeding by or before any court or governmental agency, authority or body or any arbitrator involving NYPG with respect to the Money Laundering Laws is pending, or to the knowledge of NYPG, threatened against NYPG.

3.28           OFAC. None of NYPG or, to the knowledge of NYPG, any director, officer, agent, employee or affiliate of NYPG, is currently subject to any U.S. sanctions administered by the OFAC.

3.29           Proprietary Information Agreements.  Each current employee and officer of NYPG has executed an agreement with NYPG regarding the protection of NYPG’s confidentiality and proprietary information.  To the knowledge of NYPG, none of its current employees or officers is in material violation thereof, and NYPG will use its reasonable commercial efforts to prevent any such violation prior to the Closing.  To the knowledge of NYPG, no former employee failed to execute similar agreements with NYPG, and no such former employee is in violation of any such agreement.

3.30           Solvency.  NYPG has not (a) made a general assignment for the benefit of creditors; (b) filed any voluntary petition in bankruptcy or suffered the filing of any involuntary petition by its creditors; (c) suffered the appointment of a receiver to take possession of all, or substantially all, of its assets; (d) suffered the attachment or other judicial seizure of all, or substantially all, of its assets; or (e) made an offer of settlement, extension or composition to its creditors generally.

3.31           Related Party Transactions.  Except as set forth on Schedule 3.31, no employee, officer, member, stockholder or director of NYPG or a member of any of the foregoing individuals’ immediate family (each a “NYPG Related Party” and collectively, the “NYPG Related Parties”) is indebted to NYPG, nor is NYPG indebted (or committed to make loans or extend or guarantee credit) to any of them, other than (i) for payment of compensation for services rendered, (ii) reimbursement for reasonable expenses incurred on behalf of NYPG and (iii) for other standard employee benefits made generally available to all employees (not including option agreements outstanding under any option plan approved by the board of directors of NYPG).  To NYPG’s knowledge, no NYPG Related Party has any direct or indirect ownership interest in any firm or corporation with which NYPG is affiliated or with which NYPG has a business relationship, or any firm or corporation that competes with NYPG, except that NYPG Related Parties may own stock in publicly traded companies that may compete with NYPG.  To the best of NYPG’s knowledge, except as set forth on Schedule 3.31, no NYPG Related Party is, directly or indirectly, interested in any NYPG Contract with NYPG (other than such contracts as relate to any such person’s ownership in, or other securities of, NYPG or such person’s employment with NYPG).

3.32         Representations and Warranties Complete.  The representations and warranties of NYPG included in this Agreement and any list, statement, document or information set forth in, or attached to, any Schedule provided pursuant to this Agreement or delivered hereunder (excluding any and all drafts of such documentation), are true and complete in all material respects and do not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements contained therein not misleading, under the circumstance under which they were made.

3.33         Survival of Representations and Warranties.  The representations and warranties of NYPG set forth in this Agreement shall survive the Closing until, and shall terminate and be of no further force or effect on, the Escrow Release Date.

3.34         No Implied Representation.  NYPG is not making any representation or warranty whatsoever, express or implied, except those representations and warranties of NYPG contained in this Agreement or in any of the Schedules hereto.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF ASCEND

Subject to the exceptions set forth in Schedule 4 attached hereto (the “Ascend Schedule”), each of Ascend, Merger Sub LLC and Merger Sub Inc. represent and warrant to, and covenant with, Kitara Media, NYPG and the Signing Holders, as follows:

4.1           Organization.  Each of Ascend, Merger Sub LLC and Merger Sub Inc. is duly organized and validly existing as a corporation in good standing under the laws of its jurisdiction of incorporation. Each of Ascend, Merger Sub LLC and Merger Sub Inc. has full corporate power and authority to own its properties and to conduct its business as currently contemplated, and is duly qualified to do business as a foreign corporation in good standing in each jurisdiction in which it owns or leases real property or in which the conduct of its business requires such qualification except where the failure to be so qualified would not have a Material Adverse Effect.  Each of Ascend, Merger Sub LLC and Merger Sub Inc. is in possession of all Approvals necessary to own, lease and operate the properties it purports to own, operate or lease and to carry on its business as it is now being or currently planned by Kitara Media or NYPG to be conducted, except where the failure to have such Approvals would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Ascend, Merger Sub LLC or Merger Sub Inc.

4.2           Subsidiaries.  Except as set forth on Schedule 4.2, Ascend does not presently own an interest in any other corporation, association or other business entity and is not a party to any joint venture, partnership or similar arrangement.

4.3           SEC Filings; Financial Statements.  (a) Ascend has made available to Kitara Media and NYPG a correct and complete copy of each report, schedule, form registration statement and definitive proxy statement filed or furnished by Ascend with the SEC (the “Ascend SEC Reports”), which are all the forms, schedule reports and documents required to be filed or furnished by Ascend with the SEC prior to the date of this Agreement and those required to be filed or furnished subsequent to the date of this Agreement.  Except as set forth on Schedule 4.3, all Ascend SEC Reports required to be filed or furnished by Ascend during the last two fiscal years and the interim period prior to the date of this Agreement were filed or furnished in a timely manner.  As of their respective dates (or, if amended prior to the date of this Agreement, as of the date of such amendment), the Ascend SEC Reports: (i) were prepared in accordance and complied in all material respects with the requirements of the Securities Act, the Exchange Act, and the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”), as the case may be, and the rules and regulations of the SEC thereunder applicable to such Ascend SEC Reports, and (ii) did not at the time they were filed (and if amended or superseded by a filing prior to the date of this Agreement then on the date of such filing and as so amended or superseded) contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Except to the extent set forth in this Article IV, Ascend makes no representation or warranty whatsoever concerning any Ascend SEC Report as of any time other than the date or period with respect to which it was filed.

(b)         Each set of financial statements (including, in each case, any related notes thereto) contained in Ascend SEC Reports, including each Ascend SEC Report filed after the date hereof until the Closing, complied or will comply as to form in all material respects with the published rules and regulations of the SEC with respect thereto, was or will be prepared in accordance with U.S. GAAP applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto or, in the case of unaudited statements, do not contain footnotes as permitted by Form 10-Q of the Exchange Act) and each fairly presents or will fairly present in all material respects the financial position of Ascend at the respective dates thereof and the results of its operations and cash flows for the periods indicated, except that the unaudited interim financial statements were, are or will be subject to normal adjustments which were not or are not expected to have a Material Adverse Effect on Ascend taken as a whole.

(c)         Each of the principal executive officers and the principal financial officer of Ascend has made all certifications required by Rules 13a-14 and 15d-14 under the Exchange Act and Sections 302 and 906 of the Sarbanes-Oxley Act with respect to the Ascend SEC Reports, and the statements contained in such certifications are accurate in all material respects as of the date of this Agreement.  For purposes of this Agreement, “principal executive officer” and “principal financial officer” shall have the meanings given to such terms in the Sarbanes-Oxley Act.

(d)         Ascend maintains disclosure controls and procedures required by Rule 13a-15 or 15d-15 under the Exchange Act.  Such disclosure controls and procedures are reasonably designed to ensure that information required to be disclosed by Ascend is recorded and reported on a timely basis to the individuals responsible for the preparation of Ascend’s filings with the SEC.  Ascend maintains internal control over financial reporting (as defined in Rule 13a-15 or 15d-15, as applicable, under the Exchange Act).  Such internal control over financial reporting is effective in providing reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP and includes policies and procedures that (i) pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of Ascend, (ii) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with GAAP, and that receipts and expenditures of Ascend are being made only in accordance with authorizations of management and directors of Ascend and (iii) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use or disposition of Ascend’s assets that could have a material effect on its financial statements.  Ascend has disclosed, based on the most recent evaluation of its chief executive officer and its chief financial officer prior to the date of this Agreement, to Ascend’s auditors and the audit committee of Ascend’s board of directors (A) any significant deficiencies or material weakness in the design or operation of its internal controls over financial reporting that are reasonably likely to adversely affect Ascend’s ability to record, process, summarize and report financial information and (B) any fraud, whether or not material, that involves management or other employees who have a significant role in Ascend’s internal control over financial reporting, all of which information described in clauses (A) and (B) above has been disclosed to Kitara Media and NYPG prior to the date of this Agreement.  In the past two years, neither Ascend nor any of its subsidiaries has received any credible written (or to the knowledge of Ascend, oral) complaint, allegation, assertion or claim of any material improper activity regarding the accounting or auditing practices, procedures, methodologies or methods of Ascend or its subsidiaries or their respective internal accounting controls.

(e)         Neither Merger Sub LLC nor Merger Sub Inc. has ever made any filing with the SEC and neither is, nor ever has been, required to make any such filing.

4.4           No Liabilities. Except as set forth on Schedule 4.4, neither Ascend, Merger Sub LLC nor Merger Sub Inc. has any liabilities (absolute, accrued, contingent or otherwise) of a nature required to be disclosed on a balance sheet or in the related notes to the financial statements included in any Ascend SEC Report that are, individually or in the aggregate, material to the business, results of operations or financial condition of Ascend, except (i) liabilities provided for in or otherwise disclosed in a balance sheet or in the related notes to the financial statements included in any Ascend SEC Report or (ii) liabilities incurred since May 31, 2013 in the ordinary course of business, none of which would reasonably be expected to have a Material Adverse Effect.

4.5           Off Balance Sheet Arrangements. There is no transaction, arrangement or other relationship between either Ascend, Merger Sub LLC or Merger Sub Inc. or any of their respective subsidiaries and an unconsolidated or other off balance sheet entity that is not disclosed in the financial statements included in the Ascend SEC Reports or that otherwise could be reasonably likely to have a Material Adverse Effect.

4.6           Absence of Material Changes. Except as contemplated by this Agreement, since May 31, 2013, neither Ascend, Merger Sub LLC nor Merger Sub Inc. has incurred any Material Adverse Change (except as otherwise contemplated by clauses (i) through (ii) in Section 4.4, above).

4.7           Legal Proceedings. There is no pending or, to the knowledge of Ascend, Merger Sub LLC or Merger Sub Inc., threatened or contemplated, any action, suit or proceeding to which Ascend, Merger Sub LLC or Merger Sub Inc. is a party or of which any property or assets of Ascend, Merger Sub LLC or Merger Sub Inc. is the subject before or by any court or governmental agency, authority or body, or any arbitrator, which, individually or in the aggregate, would reasonably be likely to have a Material Adverse Effect.

4.8           Contracts. Except as set forth in the Ascend SEC Reports filed prior to the date of this Agreement, and with respect to confidentiality, nondisclosure and indemnification agreements with executive officers and directors, there are no contracts, agreements, leases, mortgages, indentures, notes, bonds, liens, license, permit, franchise, purchase orders, sales orders or other understandings, commitments or obligations of any kind, whether written or oral, to which Ascend, Merger Sub LLC or Merger Sub Inc. is a party or by or to which any of the properties or assets of Ascend, Merger Sub LLC or Merger Sub Inc. may be bound, subject or affected, which either (a) creates or imposes a liability greater than $25,000, or (b) may not be cancelled by Ascend, Merger Sub LLC or Merger Sub Inc. on less than 30 days’ or less prior notice (“Ascend Contracts”) without penalty.  All Ascend Contracts are listed in Schedule 4.8.  Each of the Ascend Contracts which purports by its terms to be in effect is valid and in full force and effect, is enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, fraudulent transfer, moratorium or similar laws affecting creditors’ rights generally and general principles of equity, and will continue to be so immediately following the Effective Date.

4.9           Due Authorization and Enforceability.  Each of Ascend, Merger Sub LLC and Merger Sub Inc. has full power and authority to execute and deliver this Agreement and the other agreements and documents contemplated hereby and to engage in the transactions contemplated hereby and thereby.  The execution and delivery of this Agreement and the consummation by Ascend, Merger Sub LLC and Merger Sub Inc. of the transactions contemplated hereby (including the Mergers) have been duly and validly authorized by all necessary corporate action on the part of Ascend, Merger Sub LLC and Merger Sub Inc. (including the approval by its respective boards of directors or managers), and no other corporate proceedings on the part of Ascend, Merger Sub LLC or Merger Sub Inc. are necessary to authorize this Agreement or to consummate the transactions contemplated hereby pursuant to the DGCL, the DLLCA and the terms and conditions of this Agreement.  This Agreement and the other agreements and documents contemplated hereby have been duly authorized, executed and delivered by Ascend, Merger Sub LLC and Merger Sub Inc., and each constitutes a valid, legal and binding obligation of Ascend, Merger Sub LLC and Merger Sub Inc., enforceable in accordance with its terms, except as rights to indemnity hereunder may be limited by federal or state securities laws and except as such enforceability may be limited by bankruptcy, insolvency, reorganization or similar laws affecting the rights of creditors generally and subject to general principles of equity.

4.10         No Conflict. The execution, delivery and performance of this Agreement and the other agreements and documents contemplated hereby by Ascend, Merger Sub LLC and Merger Sub Inc. and the consummation of the transactions herein and therein contemplated by Ascend, Merger Sub LLC and Merger Sub Inc. will not result in a breach or violation of any of the terms and provisions of, or constitute a default under, (A) any statute or any order, rule, regulation or decree of any court or governmental agency or body having jurisdiction over Ascend, Merger Sub LLC or Merger Sub Inc. or any of its properties, (B) any agreement or instrument to which Ascend, Merger Sub LLC or Merger Sub Inc. is a party or by which it is bound or to which any of its property is subject, or (C) Ascend’s, Merger Sub LLC’s or Merger Sub Inc.’s Charter Documents, except, as it pertains to clauses (A) and (B), as would not individually or in the aggregate reasonably be expected have a Material Adverse Effect on Ascend, Merger Sub LLC or Merger Sub Inc.

4.11         No Consents Required. Except for the filing of the Certificates of Merger with the appropriate authorities pursuant to the DGCL, the DLLCA and waiting the requisite waiting periods for notice (as set forth in Section 6.3), no consent, approval, authorization or order of, or filing with, any Governmental Entity is required for the execution, delivery and performance of this Agreement by Ascend, Merger Sub LLC and Merger Sub Inc. or for the consummation of the transactions contemplated hereby by Ascend, Merger Sub LLC and Merger Sub Inc., except (i) for applicable requirements, if any, of the Securities Act, the Exchange Act or Blue Sky Laws, and the rules and regulations thereunder, and appropriate documents received from or filed with the relevant authorities of other jurisdictions in which Kitara Media and NYPG are licensed or qualified to do business, (ii) for the filing of any notifications required under the HSR Act, and the expiration of the required waiting period thereunder and (iii) where the failure to obtain such consents, approvals, authorizations, or to make such filings or notifications, would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Ascend, Merger Sub LLC or Merger Sub Inc. or prevent consummation of the transactions contemplated by this Agreement or otherwise prevent the parties hereto from performing their obligations under this Agreement.

4.12           Capitalization.

(a)         As of the date of this Agreement, the authorized capital stock of Ascend consists of 300,000,000 shares of Ascend Common Stock and 1,000,000 shares of preferred stock, par value $0.0001 per share (“Ascend Preferred Stock”), of which 50,926,700 shares of Ascend Common Stock are issued and outstanding and no shares of Ascend Preferred Stock are issued and outstanding.   All issued and outstanding shares of Ascend Common Stock are fully paid, nonassessable and validly issued in compliance with Applicable Law, federal and state securities laws, and the rules and regulations of the United States Securities and Exchange Commission.  Immediately after the Effective Time, the authorized, issued and outstanding capital stock of Ascend will be as set forth in Schedule 4.12.  Other than the Ascend Common Stock and Ascend Preferred Stock, Ascend has no class or series of securities authorized by its Charter Documents.

(b)         As of the date of this Agreement, the authorized units of Merger Sub LLC consists of 1,000 units (“Merger Sub LLC Units”), of which 1 unit is issued and outstanding.  There are no options, warrants, voting agreements or other rights outstanding with respect to the Merger Sub LLC Units.

(c)         As of the date of this Agreement, the authorized capital of Merger Sub Inc. consists of 100 shares of common stock, par value $0.0001 per share (“Merger Sub Inc. Stock”), of which 10 shares are issued and outstanding.  There are no options, warrants, voting agreements or other rights outstanding with respect to the Merger Sub Inc. Stock.

(d)         Except as set forth in the Ascend SEC Reports, there are no options, warrants, agreements, contracts or other rights in existence to purchase or acquire from Ascend any shares of the capital stock of Ascend.

4.13           Preemptive Rights. There are no statutory or contractual preemptive rights or other rights to subscribe for or to purchase, any securities of Ascend, Merger Sub LLC or Merger Sub Inc. pursuant to the Charter Documents or Ascend, Merger Sub LLC or Merger Sub Inc. or any agreement or other instrument to which Ascend, Merger Sub LLC or Merger Sub Inc. is a party or by which Ascend, Merger Sub LLC or Merger Sub Inc. is bound.

4.14           Registration Rights.  No person has any right to require Ascend to register any shares of Ascend Common Stock under the Securities Act not previously registered.

4.15           Permits. To Ascend’s knowledge, Ascend, Merger Sub LLC and Merger Sub Inc. hold, and are operating in compliance in all material respects with, all franchises, grants, authorizations, licenses, permits, easements, consents, certificates and orders of any governmental or self-regulatory body required for the conduct of their respective business and all such franchises, grants, authorizations, licenses, permits, easements, consents, certifications and orders are valid and in full force and effect; and each of Ascend, Merger Sub LLC and Merger Sub Inc. is in compliance in all material respects with all applicable federal, state, local and foreign laws, regulations, orders and decrees.

4.16           Good Title to Property. Neither Ascend, Merger Sub LLC nor Merger Sub Inc. owns or leases any real property or personal property.  There are no options or other contracts under which Ascend, Merger Sub LLC or Merger Sub Inc. has a right or obligation to acquire or lease any interest in real property or personal property.

4.17           Intellectual Property. Except as set forth on Schedule 4.17, neither Ascend, Merger Sub LLC nor Merger Sub Inc. owns, licenses or otherwise has any right, title or interest in any intellectual property or trademarks.

4.18           No Violation. Neither Ascend, Merger Sub LLC nor Merger Sub Inc. is (A) in violation of its Charter Documents, (B) in material breach of or otherwise in material default, and no event has occurred which, with notice or lapse of time or both, would constitute such a default in the performance of any material obligation, agreement or condition contained in any Ascend Contract, to which it is subject or by which it may be bound, or to which any of the material property or assets of Ascend, Merger Sub LLC or Merger Sub Inc. is subject or (C) in violation of any Legal Requirements with respect to the conduct of its business, the ownership or operation of its business, or the issuance of its capital stock, except for violations which, individually or in the aggregate, have not had and are not reasonably likely to have a Material Adverse Effect on Ascend, Merger Sub LLC or Merger Sub Inc.

4.19           Taxes. Each of Ascend, Merger Sub LLC and Merger Sub Inc. has timely filed (or requested in good faith an extension to the filing of) all federal, state, local and foreign income and franchise tax returns required to be filed and is not in default in the payment of any taxes which were payable pursuant to said returns or any assessments with respect thereto, other than any which such party is contesting in good faith.  All such returns are true, correct and complete in all material respects.  No audit or other examination of any return of Ascend, Merger Sub LLC or Merger Sub Inc. by any tax authority is presently in progress, nor has Ascend, Merger Sub LLC or Merger Sub Inc. been notified in writing of any request for such an audit or other examination.  Neither Ascend, Merger Sub LLC nor Merger Sub Inc. has any liability for any unpaid taxes which have not been accrued for or reserved on Ascend’s, Merger Sub LLC’s or Merger Sub Inc.’s balance sheets included in the financial statements filed with the Ascend SEC Reports, whether asserted or unasserted, contingent or otherwise, other than any liability for unpaid taxes that may have been accrued since the end of the most recent fiscal year in connection with the operation of the business of Ascend, Merger Sub LLC or Merger Sub Inc. in the ordinary course of business, none of which is material to the business, results of operations or financial condition of Ascend, Merger Sub LLC or Merger Sub Inc. or, if any such account is material, it has been accrued on the books and records of Ascend, Merger Sub LLC or Merger Sub Inc. in accordance with U.S. GAAP.

4.20           No Broker’s Fees.  Neither Ascend, Merger Sub LLC nor Merger Sub Inc. has incurred any liability, nor will either incur, directly or indirectly, any liability, for any finder’s or broker’s fee or agent’s commission in connection with the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby.

4.21           Insurance.  Except as set forth on Schedule 4.21, neither Ascend, Merger Sub LLC nor Merger Sub Inc. maintains any insurance policies.

4.22           No Labor Disputes. No labor problem or dispute with the employees of Ascend, Merger Sub LLC or Merger Sub Inc. exists, or, to Ascend’s, Merger Sub LLC’s or Merger Sub Inc.’s knowledge, is threatened, which would reasonably be expected to have a Material Adverse Effect.  To the knowledge of Ascend, no key employee or significant group of employees of Ascend, Merger Sub LLC or Merger Sub Inc. plans to terminate employment with Ascend, Merger Sub LLC or Merger Sub Inc.  Neither Ascend, Merger Sub LLC nor Merger Sub Inc. is a party to any collective bargaining agreement or other labor union contract applicable to persons employed by Ascend, Merger Sub LLC or Merger Sub Inc. and to the knowledge of Ascend, there are no activities or proceedings of any labor union to organize any such employees.

4.23           Defined Benefit Plans. Neither Ascend, Merger Sub LLC nor Merger Sub Inc. maintains, or has any liability under, any ERISA Plan.

4.24           Compliance with Environmental Laws. Each of Ascend, Merger Sub LLC and Merger Sub Inc. (a) is in compliance with any and all applicable Environmental Laws, (b) has received and is in material compliance with all permits, licenses or other approvals required of it under applicable Environmental Laws to conduct its business, and (c) has not received written notice of any actual or potential liability for the investigation or remediation of any disposal or release of hazardous or toxic substances or wastes, pollutants or contaminants, except in the case of subsections (a), (b) and (c) of this Section 4.24 as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

4.25           Minute Books. The minute books of Ascend representing all existing records of all meetings and actions of the board of directors (including any committees thereof) and stockholders (collectively, the “Ascend Corporate Records”) of Ascend, Merger Sub LLC and Merger Sub Inc. since their respective dates of formation through the date of the latest meeting and action have been made available to Kitara Media and NYPG. All such Ascend Corporate Records are complete and accurately reflect, in all material respects, all transactions referred to in such Ascend Corporate Records.

4.26           Foreign Corrupt Practices. To the knowledge of Ascend, neither Ascend, Merger Sub LLC, Merger Sub Inc. nor any other person associated with or with the authority to act on behalf of Ascend, Merger Sub LLC or Merger Sub Inc., including without limitation any director, officer, agent or employee of Ascend, Merger Sub LLC or Merger Sub Inc. has, directly or indirectly, while acting on behalf of Ascend, Merger Sub LLC or Merger Sub Inc. (i) used any corporate funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity or failed to disclose fully any contribution in violation of law, (ii) made any payment to any federal or state governmental officer or official, or other person charged with similar public or quasi-public duties, other than payments required or permitted by the laws of the United States or any jurisdiction thereof, (iii) violated or is in violation of any provision of the FCPA or (iv) made any bribe, rebate, payoff, influence payment, kickback or other unlawful payments.

4.27           Money Laundering Laws. To the knowledge of Ascend, the operations of Ascend, Merger Sub LLC and Merger Sub Inc. are and have been conducted at all times in compliance in all material respects with applicable Money Laundering Laws, and no action, suit or proceeding by or before any court or governmental agency, authority or body or any arbitrator involving Ascend, Merger Sub LLC or Merger Sub Inc. with respect to the Money Laundering Laws is pending, or to the knowledge of Ascend, Merger Sub LLC or Merger Sub Inc., threatened against Ascend, Merger Sub LLC or Merger Sub Inc.

4.28           OFAC. None of Ascend, Merger Sub LLC or Merger Sub Inc. or, to the knowledge of Ascend, Merger Sub LLC or Merger Sub Inc., any director, officer, agent, employee or affiliate of Ascend, Merger Sub LLC or Merger Sub Inc., is currently subject to any U.S. sanctions administered by the OFAC.

4.29           Related Party Transactions.  Except as disclosed in the Ascend SEC Reports, no employee, officer, member, stockholder or director of Ascend, Merger Sub LLC or Merger Sub Inc. (each an “Ascend Related Party” and collectively, the “Ascend Related Parties”) is indebted to Ascend, Merger Sub LLC or Merger Sub Inc., nor is Ascend, Merger Sub LLC or Merger Sub Inc. indebted (or committed to make loans or extend or guarantee credit) to any of them. To Ascend’s knowledge, except as set forth on Schedule 4.29, no Ascend, Merger Sub LLC or Merger Sub Inc. Related Party has any direct or indirect ownership interest in any firm or corporation with which Ascend or Merger Sub is affiliated or with which Ascend, Merger Sub LLC or Merger Sub Inc. has a business relationship, or any firm or corporation that competes with Ascend, Merger Sub LLC or Merger Sub Inc., except that Related Parties may own stock in publicly traded companies that may compete with Kitara Media, NYPG or Ascend.  To the best of Ascend’s knowledge, except as disclosed in the Ascend SEC Reports or as set forth on Schedule 4.29, no Ascend Related Party is, directly or indirectly, interested in any Ascend Contract with Ascend, Merger Sub LLC or Merger Sub Inc. (other than such contracts as relate to any such person’s ownership of capital stock or other securities of Ascend or such person’s employment with Ascend).

4.30           Representations and Warranties Complete.  The representations and warranties of Ascend, Merger Sub LLC and Merger Sub Inc. included in this Agreement and any list, statement, document or information set forth in, or attached to, any Schedule provided pursuant to this Agreement or delivered hereunder, are true and complete in all material respects and do not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements contained therein not misleading, under the circumstance under which they were made.

4.31           Survival of Representations and Warranties.  The representations and warranties of Ascend, Merger Sub LLC and Merger Sub Inc. set forth in this Agreement shall survive until and terminate at the Escrow Release Date.

4.32           No Implied Representation.  None of Ascend, Merger Sub LLC or Merger Sub Inc. is making any representation or warranty whatsoever, express or implied, except those representations and warranties of Ascend, Merger Sub LLC and Merger Sub Inc. contained in this Agreement or in any of the Schedules hereto.

ARTICLE V

CONDUCT PRIOR TO THE EFFECTIVE TIME

5.1           Conduct of Business by Ascend, Merger Sub LLC, Merger Sub Inc., Kitara Media and NYPG.  During the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement pursuant to its terms or the Closing, each of Ascend, Merger Sub LLC, Merger Sub Inc., Kitara Media and NYPG shall, except to the extent that the other party shall otherwise consent in writing or as contemplated by this Agreement or as set forth in Schedule 5.1, carry on its business in the usual, regular and ordinary course consistent with past practices, in substantially the same manner as heretofore conducted and in compliance with all Applicable Laws and regulations (except where noncompliance would not be reasonably expected to have a Material Adverse Effect), pay its debts and taxes when due subject to good faith disputes over such debts or taxes, pay or perform other material obligations when due, and use its commercially reasonable best efforts  consistent with past practices and policies to (i) preserve substantially intact its present business organization, (ii) keep available the services of its present key officers and key employees and (iii) preserve its relationships with customers, suppliers, distributors, licensors, licensees, and others with which it has significant business dealings.  In addition, except as required or permitted by the terms of this Agreement and except as set forth in Schedule 5.1, without the prior written consent of the other party, which cannot be unreasonably withheld, during the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement pursuant to its terms or the Closing, each of Ascend, Merger Sub LLC, Merger Sub Inc., Kitara Media and NYPG shall not do any of the following:

(a)         Waive any stock repurchase rights, accelerate, amend or (except as specifically provided for herein) change the period of exercisability of options or restricted stock, or reprice options granted under any employee, consultant, director or other stock plans or authorize cash payments in exchange for any options granted under any of such plans;

(b)         Grant any severance or termination pay to (i) any officer or (ii) any employee, except pursuant to applicable law, written agreements outstanding, or policies existing on the date hereof and as previously or concurrently disclosed in writing or made available to the other party, or adopt any new severance plan, or amend or modify or alter in any manner any severance plan, agreement or arrangement existing on the date hereof;

(c)         Sell, transfer or license to any person or otherwise extend, amend or modify any material rights to any Intellectual Property, or enter into grants to sell, transfer or license to any person material future patent rights, except (i) in the ordinary course of business consistent with past practice or (ii) as required by agreements in effect as of the date hereof;

(d)         Declare, set aside or pay any dividends on or make any other distributions (whether in cash, stock, equity securities or property) in respect of any capital stock or split, combine or reclassify any capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for any capital stock;

(e)         Purchase, redeem or otherwise acquire, directly or indirectly, any membership units, common stock or other equity securities or ownership interests;

(f)         Except as contemplated by this Agreement, issue, deliver, sell, authorize, pledge or otherwise encumber, or agree to any of the foregoing with respect to, any membership interests or common stock or other equity securities or ownership interests or any securities convertible into or exchangeable for membership interests or common stock or other equity securities or ownership interests, or subscriptions, rights, warrants or options to acquire any membership interests or common stock or other equity securities or ownership interests or any securities convertible into or exchangeable for membership units or common stock or other equity securities or other ownership interests, or enter into other agreements or commitments of any character obligating it to issue any such units, equity securities or other ownership interests or convertible or exchangeable securities;

(g)         Amend its Charter Documents;

(h)         Except as contemplated by this Agreement, acquire or agree to acquire by merging or consolidating with, or by purchasing any equity interest in or a portion of the assets of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof, or otherwise acquire or agree to acquire any assets which are material, individually or in the aggregate, to the business of Ascend, Kitara Media or NYPG, as applicable, or enter into any joint ventures, strategic partnerships or alliances or other arrangements that provide for exclusivity of territory or otherwise restrict such party’s ability to compete or to offer or sell any products or services;

(i)         Sell, lease, license, encumber or otherwise dispose of any properties or assets, except (A) sales of inventory in the ordinary course of business consistent with past practice, and (B) the sale, lease or disposition (other than through licensing) of property or assets that are not material, individually or in the aggregate, to the business of such party;

(j)         Incur any indebtedness for borrowed money or guarantee any such indebtedness of another Person or Persons, issue or sell any debt securities or options, warrants, calls or other rights to acquire any debt securities of Ascend, Kitara Media or NYPG, as applicable, enter into any “keep well” or other agreement to maintain any financial statement condition or enter into any arrangement having the economic effect of any of the foregoing;

(k)         Adopt or amend any employee benefit plan, policy or arrangement, any employee stock purchase or employee stock option plan, or enter into any employment contract or collective bargaining agreement (other than offer letters and letter agreements entered into in the ordinary course of business consistent with past practice with employees who are terminable “at will”), pay any special bonus or special remuneration to any director or employee, or increase the salaries or wage rates or fringe benefits (including rights to severance or indemnification) of its directors, officers, employees or consultants, except in the ordinary course of business consistent with past practices or to conform to the requirements of any Applicable Law;

(l)         Pay, discharge, settle or satisfy any claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), or litigation (whether or not commenced prior to the date of this Agreement) other than the payment, discharge, settlement or satisfaction, in the ordinary course of business consistent with past practices or in accordance with their terms, or liabilities recognized or disclosed in the most recent financial statements included in the Ascend SEC Reports filed prior to the date of this Agreement or the Kitara Media Draft Audited Financial Statements or the NYPG Draft Audited Financial Statements, as applicable, or incurred since the date of such financial statements, or waive the benefits of, agree to modify in any manner, terminate, release any person from or knowingly fail to enforce any confidentiality or similar agreement to which Kitara Media or NYPG is a party or of which Kitara Media or NYPG is a beneficiary or to which Ascend is a party or of which Ascend is a beneficiary, as applicable;

(m)         Except in the ordinary course of business consistent with past practices, modify, amend or terminate any material Kitara Media Contract or Ascend Contract, as applicable, or waive, delay the exercise of, release or assign any material rights or claims thereunder;

(n)         Except as required by U.S. GAAP, revalue any of its assets or make any change in accounting methods, principles or practices;

(o)         Except in the ordinary course of business consistent with past practices, incur or enter into any agreement, contract or commitment requiring such party to pay in excess of $100,000 in any 12-month period;

(p)         Settle any litigation where the consideration given is other than monetary or to which a Kitara Media Related Party, NYPG Related Party or Ascend Related Party is a party;

(q)         Make or rescind any tax elections that, individually or in the aggregate, could be reasonably likely to adversely affect in any material respect the tax liability or tax attributes of such party, settle or compromise any material income tax liability or, except as required by applicable law, materially change any method of accounting for tax purposes or prepare or file any return in a manner inconsistent with past practice;

(r)         Form or establish any subsidiary except in the ordinary course of business consistent with prior practice or as contemplated by this Agreement;

(s)         Permit any Person to exercise any of its discretionary rights under any ERISA Plan to provide for the automatic acceleration of any outstanding options, the termination of any outstanding repurchase rights or the termination of any cancellation rights issued pursuant to such plans;

(t)         Make capital expenditures except in accordance with prudent business and operational practices consistent with past practices;

(u)         Make or omit to take any action which would be reasonably expected to have a Material Adverse Effect;

(v)         Enter into any transaction with or distribute or advance any assets or property to any of its officers, directors, partners, stockholders, managers, members or other Affiliates other than the payment of salary and benefits and tax distributions in the ordinary course of business consistent with past practices;  or

(w)         Agree in writing or otherwise agree, commit or resolve to take any of the actions described in Sections 5.1(a) through (v) above.

5.2           Exclusivity

(a)         During the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement pursuant to its terms or the Closing, each of Kitara Media, NYPG and each Signing Holder, on the one hand, and Ascend, on the other hand (each such party, an “Obligated Party”), shall not, and each Obligated Party shall cause such party’s respective officers, directors, employees, representatives and agents, as applicable, not to, directly or indirectly, (i) encourage, solicit, initiate, engage or participate in negotiations with any person or entity (other than the Ascend) concerning any Merger Transaction (defined below) or (ii) take any other action intended or designed to facilitate the efforts of any person or entity (other than Ascend, Kitara Media or NYPG, as the case may be) relating to a possible Merger Transaction.  For purposes of this Agreement, the term “Merger Transaction” shall mean any of the following involving Kitara Media, NYPG or any subsidiary of Kitara Media or NYPG or Ascend or any subsidiary of Ascend, as the case may be: (i) any merger, consolidation, share exchange, business combination or other similar transaction; or (ii) any sale, lease, exchange, transfer or other disposition of any of the assets of Kitara Media, NYPG, Ascend or its respective subsidiaries (other than in the normal course of business consistent with past practice) or any shares of the capital stock of Kitara Media, NYPG or Ascend or any of its respective subsidiaries in a single transaction or series of transactions.

(b)         In the event that there is an unsolicited proposal for or an unsolicited indication of a serious interest in entering into a Merger Transaction, communicated to an Obligated Party or any of their respective officers, directors or employees or any of their representatives or agents, such party shall immediately (and in no less than 48 hours) give written notice of same to the other party who was not so solicited.

ARTICLE VI

ADDITIONAL AGREEMENTS

6.1           Blue Sky Compliance. Ascend shall use its reasonable best efforts to avail itself of any exemptions or to qualify or otherwise register the shares of Ascend Common Stock to be issued pursuant to the Mergers under the securities or Blue Sky Laws of every jurisdiction of the United States in which a Kitara Media member or NYPG stockholder has an address on the records of Kitara Media or NYPG, as the case may be, on the record date for determining Kitara Media members and NYPG stockholders entitled to notice of and to vote on the Mergers, except any such jurisdiction with respect to which counsel for Ascend has determined that such qualification is not required under the securities or Blue Sky Laws of such jurisdiction.

6.2           Directors and Officers of Ascend After Merger.  Immediately after the Effective Date, the Board of Directors and Officers of Ascend will be made up of the individuals set forth on Schedule 6.2, each to serve until their respective successors are duly elected or appointed and qualified or their earlier death, resignation or removal in accordance with the certificate of incorporation and by-laws of Ascend, and Ascend shall, prior to the Closing, use its best efforts to implement the foregoing, including by using its best efforts to obtain resignations from the existing members of the Board of Directors and Officers of Ascend.

6.3           HSR Act.  If required pursuant to the HSR Act, as promptly as practicable after the date of this Agreement, Ascend, Kitara Media and NYPG shall each prepare and file the notifications and any other information required of it thereunder in connection with the transactions contemplated by this Agreement and shall promptly and in good faith respond to all information requested of it by the Federal Trade Commission and Department of Justice in connection with such notifications in accordance with all applicable requirements of all Governmental Entities.  Ascend, Kitara Media and NYPG shall cooperate in good faith with each other and such Governmental Entities.  Each of Ascend, Kitara Media and NYPG shall (a) promptly inform the other parties of any communication to or from the Federal Trade Commission, the Department of Justice or any other Governmental Entity regarding the transactions contemplated by this Agreement, (b) give the other parties prompt notice of the commencement of any action, suit, litigation, arbitration, proceeding or investigation by or before any Governmental Entity with respect to such transactions, (c) request an early termination of the waiting period under the HSR Act and (d) keep the other parties reasonably informed as to the status of any such action, suit, litigation, arbitration, proceeding or investigation.  Filing fees with respect to the notifications required under the HSR Act shall be shared equally by Ascend, Kitara Media and NYPG.

6.4           Other Actions.

(a)         As promptly as practicable after execution of this Agreement (but no later than four (4) business days thereafter), Ascend shall prepare and file a Current Report on Form 8-K pursuant to the Exchange Act to report the execution of this Agreement (the “Signing Form 8-K”).  Promptly after the execution of this Agreement, Ascend, Kitara Media and NYPG shall also mutually agree on and issue a press release announcing the execution of this Agreement (the “Signing Press Release”).

(b)         Ascend, Kitara Media and NYPG shall cooperate with each other to prepare a draft Form 8-K announcing the Closing and to include such other information that may be required to be disclosed with respect to the Mergers in any report or form to be filed with the SEC (the “Closing Form 8-K”).  Prior to Closing, Ascend, Kitara Media and NYPG shall mutually agree on and issue a press release announcing the consummation of the Mergers hereunder (the “Closing Press Release”).  Concurrently with the Closing, Ascend shall distribute the Closing Press Release.  Concurrently with the Closing, or as soon as practicable thereafter, Ascend shall file the Closing Form 8-K with the SEC.

(c)         Kitara Media, NYPG and Ascend shall further cooperate with each other and use their respective reasonable best efforts to take or cause to be taken all actions, and do or cause to be done all things, necessary, proper or advisable on their part under this Agreement and applicable laws to consummate the Mergers and the other transactions contemplated by this Agreement as soon as practicable, including preparing and filing as soon as practicable all documentation to effect all necessary notices, reports and other filings and to obtain as soon as practicable all consents, registrations, approvals, permits and authorizations necessary or advisable to be obtained from any third party and/or any Governmental Entity.

6.5           Required Information.

(a)         In connection with the preparation of the Signing Form 8-K, the Signing Press Release, the Closing Form 8-K and the Closing Press Release, or any other statement, filing notice or application made by or on behalf of Ascend, Kitara Media and/or NYPG to any Governmental Entity or other third party in connection with the Mergers and the other transactions contemplated hereby (each, a “Reviewable Document”), and for such other reasonable purposes, Kitara Media, NYPG and Ascend each shall, upon request by any of the other parties, furnish the other parties with all information concerning themselves, their respective directors, officers, managers, members and stockholders (including the directors or managers of Ascend, Kitara Media and NYPG to be elected effective as of the Closing) and such other matters as may be reasonably necessary or advisable in connection with the Mergers, or any other statement, filing, notice or application made by or on behalf of Kitara Media, NYPG and Ascend to any third party and/or any Governmental Entity in connection with the Mergers and the other transactions contemplated hereby.  Each of Ascend, Kitara Media and NYPG warrants and represents to the other parties that all such information shall be true and correct in all material respects and will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements contained therein, in light of the circumstances under which they were made, not misleading.

(b)         At a reasonable time prior to the filing, issuance or other submission or public disclosure of a Reviewable Document by any of Ascend, Kitara Media or NYPG, the other parties shall be given an opportunity to review and comment upon such Reviewable Document and give its consent to the form thereof, such consent not to be unreasonably withheld, provided that a party may file, issue or otherwise submit a Reviewable Document without the consent of the other parties if it is advised by counsel that such Reviewable Document must be filed, issued or submitted in the form objected to by the other parties so that the filing, issuing or submitting party is in compliance with Applicable Law.

(c)         Any language included in a Reviewable Document that reflects the  comments of the reviewing party(ies), as well as any text as to which the reviewing party(ies) has not commented upon after being given a reasonable opportunity to comment, shall be deemed to have been approved by the reviewing party(ies) and may henceforth be used by other party(ies) in other Reviewable Documents and in other documents distributed by the other party(ies) in connection with the transactions contemplated by this Agreement without further review or consent of the reviewing party(ies).

(d)         Each of Ascend, Kitara Media and NYPG shall notify each other as promptly as reasonably practicable upon becoming aware of any event or circumstance which should be described in an amendment of, or supplement to, a Reviewable Document that has been filed with the SEC.

6.6           Confidentiality; Access to Information.

(a)         Confidentiality.  Any confidentiality agreement previously executed by the parties shall be superseded in its entirety by the provisions of this Agreement.  Each party agrees to maintain in confidence any non-public information (“Confidential Information”) received from the other party, and to use such non-public information only for purposes of consummating the transactions contemplated by this Agreement.  A party may disclose the Confidential Information to its  financial advisors, accountants, counsel and other representatives (collectively “Advisors”), provided that such Advisors agree to be bound by the provisions of this Section 6.6 and the party disclosing Confidential Information to its Advisors is responsible for such Advisor’s compliance with this Section 6.6.  Such confidentiality obligations will not apply to (i) information which was known to a party or its respective agents prior to receipt from the other party; (ii) information which is or becomes generally known other than by breach of the covenants set forth in this Section 6.6; (iii) information acquired by a party or its respective agents from a third party who was not bound to an obligation of confidentiality; and (iv) disclosure required by law.  In the event this Agreement is terminated as provided in Article IX hereof, each party (x) will destroy or return or cause to be destroyed or returned to the other all documents and other material obtained from the other in connection with the Mergers contemplated hereby, and (y) will use its reasonable best efforts to delete from its computer systems all documents and other material obtained from the other in connection with the Mergers contemplated hereby.

(b)         Access to Information.

(i)           Kitara Media will afford Ascend and its financial advisors, accountants, counsel and other representatives reasonable access during normal business hours, upon reasonable notice, to the properties, books, records and key personnel of Kitara Media during the period prior to the Closing, and subject to any applicable confidentiality agreements with third parties (the existence and scope of which of which have been disclosed to Ascend), to obtain all information concerning the business, including the status of business development efforts, properties, results of operations and personnel of Kitara Media as Ascend may reasonably request.  No information or knowledge obtained by Ascend in any investigation pursuant to this Section 6.6 will affect or be deemed to modify any representation or warranty contained herein or the conditions to the obligations of the parties to consummate the Mergers.

(ii)          NYPG will afford Ascend and its financial advisors, accountants, counsel and other representatives reasonable access during normal business hours, upon reasonable notice, to the properties, books, records and key personnel of NYPG during the period prior to the Closing, and subject to any applicable confidentiality agreements with third parties (the existence and scope of which of which have been disclosed to Ascend), to obtain all information concerning the business, including the status of business development efforts, properties, results of operations and personnel of NYPG as Ascend may reasonably request.  No information or knowledge obtained by Ascend in any investigation pursuant to this Section 6.6 will affect or be deemed to modify any representation or warranty contained herein or the conditions to the obligations of the parties to consummate the Mergers.

(iii)         Ascend will afford Kitara Media and NYPG and their respective financial advisors, underwriters, accountants, counsel and other representatives reasonable access during normal business hours, upon reasonable notice, to the properties, books, records and personnel of Ascend during the period prior to the Closing, and subject to any applicable confidentiality agreements with third parties (the existence and scope of which have been disclosed to Kitara Media and NYPG), to obtain all information concerning the business, including properties, results of operations and personnel of Ascend, as Kitara Media and/or NYPG may reasonably request.  No information or knowledge obtained by Kitara Media or NYPG in any investigation pursuant to this Section 6.6 will affect or be deemed to modify any representation or warranty contained herein or the conditions to the obligations of the parties to consummate the Mergers.

6.7           Public Disclosure.  From the date of this Agreement until Closing or termination of this Agreement, the parties shall cooperate in good faith to jointly prepare and mutually agree upon all press releases and public announcements pertaining to this Agreement and the transactions governed by it, and no party shall issue or otherwise make any public announcement or communication pertaining to this Agreement or the transactions contemplated hereby without the prior consent of Ascend (in the case of Kitara Media or NYPG) or Kitara Media and NYPG (in the case of Ascend), except as otherwise provided by this Agreement or as required by any legal requirement or by the rules and regulations of, or pursuant to any agreement of, a stock exchange or trading system.  Each party will not unreasonably withhold approval from the others with respect to any press release or public announcement.  If any party determines with the advice of counsel that it is required to make this Agreement or any terms of the transaction public or otherwise issue a press release or make public disclosure with respect thereto, it shall, at a reasonable time before making any public disclosure, consult with the other party regarding such disclosure, seek such confidential treatment for such terms or portions of this Agreement or the transaction as may be reasonably requested by the other party and disclose only such information as is legally compelled to be disclosed.  This provision will not apply to communications by any party to its counsel, accountants, investors, and other professional advisors.

6.8           Commercially Reasonable Efforts.  Upon the terms and subject to the conditions set forth in this Agreement, each of the parties agrees to use its commercially reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the Mergers and the other transactions contemplated by this Agreement, including using commercially reasonable best efforts to accomplish the following:  (i) the taking of all reasonable acts necessary to cause the conditions precedent set forth in Article VII to be satisfied, (ii) the obtaining of all necessary actions, waivers, consents, approvals, orders and authorizations from Governmental Entities and the making of all necessary registrations, declarations and filings (including registrations, declarations and filings with Governmental Entities, if any) and the taking of all reasonable steps as may be necessary to avoid any suit, claim, action, investigation or proceeding by any Governmental Entity, (iii) the obtaining of all consents, approvals or waivers from third parties required as a result of the transactions contemplated in this Agreement, (iv) the defending of any suits, claims, actions, investigations or proceedings, whether judicial or administrative, challenging this Agreement or the consummation of the transactions contemplated hereby, including seeking to have any stay or temporary restraining order entered by any court or other Governmental Entity vacated or reversed and (v) the execution or delivery of any additional instruments reasonably necessary to consummate the transactions contemplated by, and to fully carry out the purposes of, this Agreement.  In connection with and without limiting the foregoing, Ascend and its board of directors, Kitara Media and its board of directors and NYPG and its board of directors, shall, if any state takeover statute or similar statute or regulation is or becomes applicable to the Mergers, this Agreement or any of the transactions contemplated by this Agreement, use its commercially reasonable best efforts to enable the Mergers and the other transactions contemplated by this Agreement to be consummated as promptly as practicable on the terms contemplated by this Agreement.  Notwithstanding anything herein to the contrary, nothing in this Agreement shall be deemed to require Ascend, Kitara Media or NYPG to agree to any divestiture by itself or any of its Affiliates of shares of capital stock or of any business, assets or property, or the imposition of any material limitation on the ability of any of them or their Affiliates to conduct their business or to own or exercise control of such assets, properties and stock.

6.9           Lock Up Agreements; Sale Restrictions.  Prior to the Closing Date, each officer, director and ten percent (10%) or greater securityholder of Ascend, Kitara Media and NYPG will execute and deliver to the other parties a Lock Up Agreement.  No Transfers of Ascend Common Stock issued as a result of the Mergers shall be made by any of the foregoing individuals or entities during the period prescribed by and as otherwise permitted pursuant by the Lock Up Agreements.

6.10         No Securities Transactions.  None of Kitara Media, NYPG or the Signing Holders, nor any of their respective Affiliates, directly or indirectly, shall engage in any transactions involving the securities of Ascend prior to the time of the making of a public announcement of the transactions contemplated by this Agreement.  Each of Kitara Media and NYPG shall use its commercially reasonable efforts to require each of its officers, directors, employees, agents, advisors, contractors, associates, clients, customers and representatives, to comply with the foregoing requirement.

6.11         Disclosure of Certain Matters.  Each of Ascend, Kitara Media and NYPG will provide the other parties with prompt written notice of any event, development or condition that (a) would cause any of such party’s representations and warranties to become untrue or misleading or which may affect its ability to consummate the transactions contemplated by this Agreement, (b) had it existed or been known on the date hereof would have been required to be disclosed under this Agreement, (c) gives rise to the reasonable expectation by such party that any of the conditions set forth in Article VII will not be satisfied or (d) is of a nature that is or may be materially adverse to the operations, prospects or condition (financial or otherwise) of Kitara Media, NYPG or Ascend.  The parties shall have the obligation to supplement or amend the Kitara Media Schedules, NYPG Schedules and Ascend Schedules (the “Disclosure Schedules”) being delivered concurrently with the execution of this Agreement with respect to any matter hereafter arising or discovered which, if existing or known at the date of this Agreement, would have been required to be set forth or described in the Disclosure Schedules. The obligations of the parties to amend or supplement the Disclosure Schedules being delivered herewith shall terminate on the Closing Date.  Notwithstanding any such amendment or supplementation, for purposes of Sections 8.1(a)(i), 8.2(a)(i), 9.1(d) and 9.1(e), the representations and warranties of the parties shall be made with reference to the Disclosure Schedules as they exist at the time of execution of this Agreement, subject to such anticipated changes as are set forth in Schedule 5.1 or otherwise expressly contemplated by this Agreement or that are set forth in the Disclosure Schedules as they exist on the date of this Agreement.

6.12           Charter Protections; Directors’ and Officers’ Liability Insurance.

(a)         All rights to indemnification for acts or omissions occurring through the Closing Date now existing in favor of the current directors and officers of Ascend as provided in the Charter Documents of Ascend or in any indemnification agreements shall survive the Mergers and shall continue in full force and effect in accordance with their terms.

(b)         For a period of six (6) years after the Closing Date, Ascend shall cause to be maintained in effect policies of directors’ and officers’ liability insurance covering the individuals listed in Schedule 6.12, and with coverage and amounts as set forth on Schedule 6.12 with respect to claims against Ascend’s officers and directors prior to the Closing Date arising from facts and events that occurred prior to the Closing Date.

(c)         If Ascend or any of its successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving entity of such consolidation or merger, or (ii) transfers or conveys all or substantially all of its properties and assets to any Person, then, in each such case, to the extent necessary, proper provision shall be made so that the successors and assigns of Ascend assume the obligations set forth in this Section 6.12.

(d)         The provisions of this Section 6.12 are intended to be for the benefit of, and shall be enforceable by, each Person who will have been a director or officer of (i) Ascend, (ii) Kitara Media, (iii) Selling Source, LLC, (iv) London Bay Capital, LLC or (v) NYPG, in each case for all periods ending on or before the Closing Date and may not be changed without the consent of the Committee and London Bay.

6.13           Insider Loans; Equity Ownership in Subsidiaries.  Each of Kitara Media and NYPG shall use its reasonable best efforts to cause each Insider of Kitara Media or NYPG or its respective subsidiaries to, at or prior to Closing (i) repay to Kitara Media or NYPG, as the case may be, any loan by Kitara Media or NYPG to such Person and any other amount owed by such Person to Kitara Media or NYPG; (ii) cause any guaranty or similar arrangement pursuant to which Kitara Media or NYPG has guaranteed the payment or performance of any obligations of such Person to a third party to be terminated; and (iii) cease to own any direct equity interests in any subsidiary of Kitara Media or NYPG or in any other Person that utilizes the name “Kitara Media,” “Adotas,” or any other names comprising the Kitara Media Intellectual Property, NYPG Intellectual Property or any derivative thereof.

6.14           Access to Financial Information.  Each of Kitara Media and NYPG will, and will cause its auditors to (a) continue to provide Ascend and its advisors access to all of Kitara Media’s and NYPG’s financial information used in the preparation of the Kitara Media Draft Financial Statements and NYPG Draft Financial Statements and (b) cooperate fully with any reviews performed by Ascend or its advisors of any such financial statements or information.

6.15           Financing.  Prior to the Closing, Ascend shall use its reasonable best efforts to raise at least $2 million of equity capital through the sale of Ascend capital stock at a price per share of $0.50, including from the conversion of outstanding loans and advances made by Ironbound Partners Fund LLC to Ascend (the “Financing”).

6.16           Kitara Media Working Capital.

(a)         At least five (5) days prior to the Closing Date, Kitara Media shall deliver to Ascend and NYPG and their respective auditors a written statement demonstrating that Kitara Media has cash and cash equivalents, prepaid media and other prepaid expenses, collectible accounts receivable and other current assets in excess of accounts payable and other short term liabilities, if any, as reported on a balance sheet prepared in accordance with GAAP on a basis consistent with the Kitara Media Draft Financial Statements (the “Estimated Working Capital”) of at least $2.5 million as of the most recent calendar month’s end that currently exists or that can reasonably be prepared by Kitara Media by the date that is at least five (5) days prior to the Closing Date, which shall (1) provide such detailed information as to the calculation of Estimated Working Capital as may be reasonably requested by Ascend and NYPG prior to such date, (2) be derived utilizing generally accepted accounting principles, consistent with Kitara Media’s historical practice and (3) be certified as being true and complete by Kitara Media’s Chief Executive Officer and Chief Financial Officer.

(b)         Within 45 days after the Closing Date, Ascend shall prepare and deliver to the Kitara Media Signing Holder a written statement, and all supporting detail as reasonably requested by the Kitara Media Signing Holder, which written statement shall contain a calculation of the amount of cash and cash equivalents (including any amounts paid from or received by Kitara Media at the Closing Date pursuant to Section 1.5(b)), prepaid media and other prepaid expenses, collectible accounts receivable and other current assets in excess of accounts payable and other short term liabilities, if any, as reported on a balance sheet prepared in accordance with GAAP on a basis consistent with the Kitara Media Draft Financial Statements and the calculation of Estimated Working Capital (the “Closing Working Capital”).

(c)         If the Kitara Media Signing Holder disagrees with the Closing Working Capital calculation, it shall notify Ascend of such disagreement in writing specifying in reasonable detail any and all items of disagreement (each, an “Item of Dispute”) within 30 days after its receipt of the calculation for such Item of Dispute.  Ascend and the Kitara Media Signing Holder shall use their reasonable best efforts to resolve any Items of Dispute raised by the Kitara Media Signing Holder.  If, within twenty (20) business days, Ascend and the Kitara Media Signing Holder do not resolve any such Item of Dispute, either party may submit the matter to a mutually acceptable independent accounting firm of recognized national standing (the “Independent Auditor”) to review and resolve the Item of Dispute.  In the event Ascend and the Kitara Media Signing Holder cannot agree upon an accounting firm to serve as the Independent Auditor within ten (10) days after notice from a party to the other party, they shall choose an accounting firm by lot from those accounting firms of recognized national standing practicing in New York having no material relationship to Ascend, the Kitara Media Signing Holder or their respective affiliates and having offices in locations suitable to conduct such review.  Ascend and the Kitara Media Signing Holder shall request that the Independent Auditor render a determination on each Item of Dispute, solely based on whether such Item of Dispute was prepared accurately and in accordance with generally accepted accounting principles and consistent with past practice.  The determination by the Independent Auditor shall be final, binding and conclusive on the parties. All fees and expenses relating to the engagement of the Independent Auditor shall be paid by Ascend.

6.17           NYPG Operations.  The parties agree that from the Closing Date until December 31, 2013, NYPG shall be operated in the usual, regular and ordinary course consistent with past practices, in substantially the same manner as heretofore conducted.  The revenue generated by NYPG, arising solely from the operations of NYPG, during this time period will be assigned to the sole stockholder of NYPG as partial consideration for the NYPG Merger.

6.18           Registration Rights. Prior to the Closing, the parties shall negotiate and enter into a registration rights agreement (the “Registration Rights Agreement”) in form and substance mutually and reasonably agreed to by Ascend, Kitara Media and NYPG, including terms at least as favorable to the Signing Holders as the registration rights granted by Ascend to its founding members in connection with Ascend’s 2006 initial public offering, which Registration Rights Agreement shall become effective at the Effective Time.

ARTICLE VII

CONDITIONS TO THE TRANSACTION

7.1           Conditions to Obligations of Each Party to Effect the Merger.  The respective obligations of each party to this Agreement to effect the Mergers shall be subject to the satisfaction at or prior to the Closing Date of the following conditions:

(a)         HSR Act; No Order.  All specified waiting periods under the HSR Act shall have expired, and no Governmental Entity shall have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, executive order, decree, injunction or other order (whether temporary, preliminary or permanent) which is in effect and which has the effect of making the Mergers illegal or otherwise prohibiting consummation of the Mergers, substantially on the terms contemplated by this Agreement.

(b)         Lock Up Agreements.  Each of the Lock Up Agreements shall have been executed and delivered and shall be in full force and effect.

7.2           Additional Conditions to the Obligations of Kitara Media, NYPG and the Signing Holders.  The obligations of Kitara Media, NYPG and the Signing Holders to consummate and effect the Mergers shall be subject to the satisfaction at or prior to the Closing Date of each of the following conditions, any of which may be waived, in writing, exclusively by Kitara Media and NYPG:

(a)         Representations and Warranties.  Each representation and warranty of Ascend, Merger Sub LLC and Merger Sub Inc. contained in this Agreement shall have been true and correct (A) as of the date of this Agreement and (B) subject to any immaterial corrections or updates pursuant to Section 6.11, on and as of the Closing Date  (or if any such representation or warranty is expressly stated to have been made as of a specified date prior to the date hereof, as of such specified date), disregarding in each case any qualification regarding materiality or Material Adverse Effect, except for any failures to be so true and correct that individually or in the aggregate, have not had and would not reasonably be expected to have a Material Adverse Effect. Kitara Media and NYPG shall have received a certificate with respect to the foregoing signed on behalf of Ascend, Merger Sub LLC and Merger Sub Inc. by an authorized officer of Ascend, Merger Sub LLC and Merger Sub Inc. (“Ascend Closing Certificate”).

(b)         Agreements and Covenants.  Each of Ascend, Merger Sub LLC and Merger Sub Inc. shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the Closing Date, and the Ascend Closing Certificate shall include a provision to such effect.

(c)         No Litigation.  No action, suit or proceeding shall be pending or threatened before any Governmental Entity which is reasonably likely to (i) prevent consummation of any of the transactions contemplated by this Agreement, (ii) cause any of the transactions contemplated by this Agreement to be rescinded following consummation or (iii) affect materially and adversely the right of Ascend to issue the securities contemplated by this Agreement and no order, judgment, decree, stipulation or injunction to any such effect shall be in effect.

(d)         Consents.  Each of Ascend, Merger Sub LLC and Merger Sub Inc. shall have obtained the consents, waivers and approvals set forth on Schedule 7.2(d).

(e)         Material Adverse Effect.  No Material Adverse Effect with respect to Ascend, Merger Sub LLC or Merger Sub Inc. shall have occurred since the date of this Agreement.

(f)         SEC Compliance.  Immediately prior to Closing, Ascend shall be in compliance in all material respects with the reporting requirements under the Securities Act and Exchange Act.

(g)         Other Deliverables.  At or prior to Closing, Ascend shall have delivered to Kitara Media and NYPG (i) copies of resolutions and actions taken by Ascend’s, Merger Sub LLC’s or Merger Sub Inc.’s board of directors, board of managers and stockholders/members in connection with the approval of this Agreement and the transactions contemplated hereunder, (ii) such other documents or certificates as shall reasonably be required by Kitara Media and NYPG and their respective counsel in order to consummate the transactions contemplated hereunder, and (iii) a certificate attesting to the incumbency of the officers of Ascend, Merger Sub LLC and Merger Sub Inc.

(h)         Escrow Agreement. The Escrow Agreement shall have been executed and delivered by Ascend and shall be in full force and effect with respect to Ascend.

(i)         Financing. Ascend shall have raised at least $2 million of equity capital through the sale of Ascend capital stock at a price per share of $0.50.

(j)         Employment Agreements.  Bob Regular shall have executed an employment agreement with Ascend, effective as of the Closing, in form and substance mutually and reasonably agreed to by Ascend, Kitara Media and NYPG, providing for, among other things, the grant of an option to purchase 2.4 million shares of Ascend Common Stock. Limor Zabari shall have executed an employment agreement with Ascend, effective as of the Closing, in form and substance mutually and reasonably agreed to by Ascend, Kitara Media and NYPG, providing for, among other things, the grant of an option to purchase 500,000 shares of Ascend Common Stock.

(k)         Cancellation of Stock.  Craig dos Santos, Richard Hecker, Benjamin Lewis and Lee Linden shall have contributed an aggregate of 25,813,075 shares of Ascend Common Stock to Ascend for cancellation for no additional consideration.

(l)         Registration Rights Agreement.  The Registration Rights Agreement shall have been executed and delivered by Ascend and shall be in full force and effect.

7.3           Additional Conditions to the Obligations of Ascend, Merger Sub LLC and Merger Sub Inc.  The obligations of Ascend, Merger Sub LLC and Merger Sub Inc. to consummate and effect the Merger shall be subject to the satisfaction at or prior to the Closing Date of each of the following conditions, any of which may be waived, in writing, exclusively by Ascend:

(a)         Representations and Warranties.  Each representation and warranty of Kitara Media, NYPG and the Signing Holders contained in this Agreement shall have been true and correct (A) as of the date of this Agreement and (B) subject to any immaterial corrections or updates pursuant to Section 6.11, on and as of the Closing Date with the same force and effect as if made on the Closing Date (or if any such representation or warranty is expressly stated to have been made as of a specified date prior to the date hereof, as of such specified date), disregarding in each case any qualification regarding materiality or Material Adverse Effect, except for any failures to be so true and correct that individually or in the aggregate, have not had and would not reasonably be expected to have a Material Adverse Effect.  Ascend shall have received a certificate with respect to the foregoing (to the extent the foregoing pertains to the representations and warranties of Kitara Media or NYPG) signed on behalf of Kitara Media by an authorized officer or manager of Kitara Media (“Kitara Media Closing Certificate”) and NYPG by an authorized officer or director of NYPG (“NYPG Closing Certificate”).

(b)         Agreements and Covenants.  Kitara Media, NYPG and the Signing Holders shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by them at or prior to the Closing Date, and each Kitara Media Closing Certificate and NYPG Closing Certificate shall include a provision to such effect.

(c)         No Litigation.  No action, suit or proceeding shall be pending or threatened in writing before any Governmental Entity which is reasonably likely to (i) prevent consummation of any of the transactions contemplated by this Agreement, (ii) cause any of the transactions contemplated by this Agreement to be rescinded following consummation or (iii) affect materially and adversely the right of Ascend to own, operate or control any of the assets and operations of Kitara Media and NYPG following the Mergers and no order, judgment, decree, stipulation or injunction to any such effect shall be in effect.

(d)         Consents.  Kitara Media and NYPG shall have obtained the consents, waivers and approvals set forth on Schedule 7.3(d).

(e)         Material Adverse Effect.  No Material Adverse Effect with respect to Kitara Media or NYPG shall have occurred since the date of this Agreement.

(f)         Lock Up Agreements.  The Lock Up Agreements shall have been executed and delivered and shall be in full force and effect.

(g)         Escrow Agreement. The Escrow Agreement shall have been executed and delivered by the Representatives and shall be in full force and effect with respect to the Representatives.

(h)         Representation Letters. Representation Letters from each holder of Kitara Media Membership Units and shares of NYPG Common Stock shall have been delivered to Ascend and no more than 35 of such holders shall have indicated that they are not an “accredited investor” as that term is defined in Rule 501(a) of Regulation D under the Securities Act.

(i)         Other Deliverables.  At or prior to Closing, Kitara Media and NYPG shall have delivered to Ascend:  (i) copies of resolutions and actions taken by the managers, members, directors and stockholders of Kitara Media and NYPG in connection with the approval of this Agreement and the transactions contemplated hereunder, (ii) such other documents or certificates as shall reasonably be required by Ascend and its counsel in order to consummate the transactions contemplated hereunder, and (iii) a certificate attesting to the incumbency of the officers of Kitara Media and NYPG.

(j)         Insider Loans; Equity Ownership in Subsidiaries.  All outstanding indebtedness owed by any Kitara Media Related Party and NYPG Related Party shall have been repaid in full, including the indebtedness and other obligations described on Schedule 2.31 or Schedule 3.31, and all outstanding guaranties and similar arrangements pursuant to which Kitara Media has guaranteed the payment or performance of any obligations of any Kitara Related Party or NYPG to a third party shall have been terminated, and no Kitara Related Party or NYPG Related Party shall own any direct equity interests in any subsidiary of Kitara Media or NYPG, respectively, or in any other Person that utilizes any name comprising the Kitara Media Intellectual Property or NYPG Intellectual Property or any derivative thereof.

(k)         Minimum Working Capital Amount.  At the Closing Date, the Estimated Working Capital plus any Closing Adjustment to be received by Kitara Media shall equal $2.5 million.

ARTICLE VIII

INDEMNIFICATION

8.1           Indemnification of Ascend.

(a)         Subject to the terms and conditions of this Article VIII (including without limitation the limitations set forth in Section 8.4), Ascend and its representatives, successors and permitted assigns (the “Ascend Indemnitees”) shall be indemnified, defended and held harmless with respect to the matters under Sections 8.1(a)(i) and 8.1(a)(ii), below, but only to the extent of the Escrow Shares, from and against all Losses asserted against, resulting to, imposed upon, or incurred by any Ascend Indemnitee by reason of, arising out of or resulting from:

(i)           the inaccuracy or breach of any representation or warranty of Kitara Media or NYPG contained in this Agreement, any Schedule or any certificate delivered by Kitara Media or NYPG to Ascend pursuant to this Agreement with respect hereto or thereto in connection with the Closing; and

(ii)          the non-fulfillment or breach of any covenant or agreement of Kitara Media, NYPG or any of the Signing Holders contained in this Agreement.

(b)         As used in this Article VIII, the term “Losses”, subject to Section 8.4(e) hereof, shall include all actual losses, liabilities, damages, judgments, awards, orders, penalties, settlements, costs and expenses (including, without limitation, interest, penalties, court costs and reasonable out-of-pocket legal fees and expenses) including those arising from any demands, claims, suits, actions, costs of investigation, notices of violation or noncompliance, causes of action, proceedings and assessments whether or not made by third parties or whether or not ultimately determined to be valid.  Solely for the purpose of determining the amount of any Losses (and not for determining any breach) for which the Ascend Indemnitees may be entitled to indemnification pursuant to this Article VIII, any representation or warranty contained in this Agreement that is qualified by a term or terms such as “material,” “materially,” or “Material Adverse Effect” shall be deemed made or given without such qualification and without giving effect to such words.

(c)          To the extent that any Losses that are subject to indemnification pursuant to this Article VIII are covered by insurance, Ascend shall use reasonable best efforts to obtain the maximum recovery under such insurance; provided that the Ascend Indemnitees shall nevertheless be entitled to bring a claim for indemnification under this Article VIII in respect of such Losses and the time limitations set forth in Section 8.4 hereof for bringing a claim of indemnification under this Agreement shall be tolled during the pendency of such insurance claim. The existence of a claim by Ascend for monies from an insurer or against a third party in respect of any Loss shall not, however, delay any payment pursuant to the indemnification provisions contained herein and otherwise determined to be due and owing by the Representatives.  If Ascend has received the payment required by this Agreement from the Representatives in respect of any Loss and later receives proceeds from insurance or other amounts in respect of such Loss, then it shall hold such proceeds or other amounts in trust for the benefit of the Representatives and shall pay to the Representatives, as promptly as practicable after receipt, a sum equal to the amount of such proceeds or other amount received, up to the aggregate amount of any payments received from the Representatives pursuant to this Agreement in respect of such Loss. Notwithstanding any other provisions of this Agreement, it is the intention of the parties that no insurer or any other third party shall be (i) entitled to a benefit it would not be entitled to receive in the absence of the foregoing indemnification provisions, or (ii) relieved of the responsibility to pay any claims for which it is obligated.

(d)         To the extent that any Losses that are subject to indemnification pursuant to this Article VIII create any income tax benefit to Ascend, the amount of any Loss shall be reduced by the amount of income tax benefit to such party as a result of the payment or incurrence of such Loss.

8.2           Indemnification of Signing Holders.

(a)         Subject to the terms and conditions of this Article VIII (including without limitation the limitations set forth in Section 8.4), each of the Signing Holders and their respective representatives, successors and permitted assigns (the “Signing Holder Indemnitees” and, together with the Ascend Indemnitees, the “Indemnitees”) shall be indemnified, defended and held harmless with respect to the matters under Sections 8.2(a)(i) and 8.2(a)(ii), below, but only to the extent of the Escrow Shares, from and against all Losses asserted against, resulting to, imposed upon, or incurred by any Signing Holder Indemnitee by reason of, arising out of or resulting from:

(i)           the inaccuracy or breach of any representation or warranty of Ascend, Merger Sub LLC or Merger Sub Inc. contained in this Agreement, any Schedule or any certificate delivered by Ascend pursuant to this Agreement with respect hereto or thereto in connection with the Closing; and

(ii)          the non-fulfillment or breach of any covenant or agreement of Ascend, Merger Sub, LLC or Merger Sub Inc. contained in this Agreement.

(b)         To the extent that any Losses that are subject to indemnification pursuant to this Article VIII are covered by insurance, the Representatives shall use reasonable best efforts to obtain the maximum recovery under such insurance; provided that the Signing Holder Indemnitees shall nevertheless be entitled to bring a claim for indemnification under this Article VIII in respect of such Losses and the time limitations set forth in Section 8.4 hereof for bringing a claim of indemnification under this Agreement shall be tolled during the pendency of such insurance claim. The existence of a claim by the Representatives on behalf of the Signing Holders for monies from an insurer or against a third party in respect of any Loss shall not, however, delay any payment pursuant to the indemnification provisions contained herein and otherwise determined to be due and owing by Ascend.  If the Representatives have received the payment required by this Agreement from Ascend in respect of any Loss and the Representatives later receive proceeds from insurance or other amounts in respect of such Loss, then the Representatives shall hold such proceeds or other amounts in trust for the benefit of the Signing Holders and shall pay to Ascend, as promptly as practicable after receipt, a sum equal to the amount of such proceeds or other amount received, up to the aggregate amount of any payments received from Ascend pursuant to this Agreement in respect of such Loss. Notwithstanding any other provisions of this Agreement, it is the intention of the parties that no insurer or any other third party shall be (i) entitled to a benefit it would not be entitled to receive in the absence of the foregoing indemnification provisions, or (ii) relieved of the responsibility to pay any claims for which it is obligated.

(c)         To the extent that any Losses that are subject to indemnification pursuant to this Article VIII create any income tax benefit to the Signing Holders, the amount of any Loss shall be reduced by the amount of income tax benefit to such party(ies) as a result of the payment or incurrence of such Loss.

(d)         Under all circumstances the Signing Holders shall act solely through the Representatives, and the Representatives’ determination with respect to all matters under this Article VIII shall be final and binding on each Signing Holder.

8.3           Indemnification of Third Party Claims.

(a)         Third-Party Claims Against the Ascend Indemnitees.  The indemnification obligations and liabilities of the Signing Holders, through the Representatives (the “Signing Holder Indemnifying Party(ies)”) under this Article VIII with respect to actions, proceedings, lawsuits, investigations, demands or other claims brought against an Ascend Indemnitee by a Person other than Kitara Media, NYPG or a Signing Holder (an “Ascend Third Party Claim”) shall be subject to the following terms and conditions:

(i)           Notice of Claim.  Ascend, acting through the Committee, will give the Representatives, as representatives of the Signing Holder Indemnifying Parties prompt written notice (an “Ascend Notice of Claim”) after receiving written notice of any Ascend Third Party Claim or discovering the liability, obligation or facts giving rise to such Ascend Third Party Claim which Ascend Notice of Claim shall set forth (i) a brief description of the nature of the Ascend Third Party Claim, (ii) the total amount of the actual out-of-pocket Loss or the anticipated potential Loss (including any costs or expenses which have been or may be reasonably incurred in connection therewith), and (iii) whether such Loss may be covered (in whole or in part) under any insurance and the estimated amount of such Loss which may be covered under such insurance, and the Representatives shall be entitled to participate in the defense of Ascend Third Party Claim at its expense.

(ii)           Defense.  The Representatives shall have the right, at its option (subject to the limitations set forth in subsection 8.3(a)(iii) below) and at the Signing Holders’ joint expense (calculated on a pro rata ownership basis as of the Closing), by written notice to Ascend, to assume the entire control of, subject to the right of Ascend to participate (at its expense and with counsel of its choice) in, the defense, compromise or settlement of the Ascend Third Party Claim as to which such Ascend Notice of Claim has been given, and shall be entitled to appoint a recognized and reputable counsel reasonably acceptable to Ascend to be the lead counsel in connection with such defense. If the Representatives are permitted and elect to assume the defense of an Ascend Third Party Claim:

(A)           The Representatives shall diligently and in good faith defend such Ascend Third Party Claim and shall keep the Committee reasonably informed of the status of such defense; provided, however, that the Committee shall have the right to approve any settlement, which approval will not be unreasonably withheld, delayed or conditioned except to the extent the settlement relates solely to monetary damages that are indemnified fully under Section 8.1 by delivery of Escrow Shares under the Escrow Agreement or otherwise; and

(B)           Ascend and the Committee shall cooperate fully in all respects with the Representatives in any such defense, compromise or settlement thereof, including, without limitation, the selection of counsel, and Ascend and the Committee shall make available to the Representatives all pertinent information and documents under its control.

(iii)           Limitations of Right to Assume Defense.  The Representatives shall not be entitled to assume control of such defense and, subject to the limitations of Section 8.4, shall pay the reasonable fees and expenses of one counsel retained by Ascend or the Committee if the Ascend Third Party Claim relates to or arises in connection with any criminal proceeding, action, indictment, allegation or investigation.

(b)         Third-Party Claims Against the Signing Holder Indemnitees.  The indemnification obligations and liabilities of Ascend (the “Ascend Indemnifying Party” and sometimes together with the Signing Holder Indemnifying Party(ies), as indemnifying party under this Article VIII, an “Indemnifying Party”) under this Article VIII with respect to actions, proceedings, lawsuits, investigations, demands or other claims brought against a Signing Holder Indemnitee by a Person other than Ascend (a “Signing Holder Third Party Claim” and together with an Ascend Third Party Claim, a “Third Party Claim”) shall be subject to the following terms and conditions:

(i)           Notice of Claim.  The Signing Holders, acting through the Representatives, will give the Committee, as representative of the Ascend Indemnifying Party prompt written notice (a “Signing Holder Notice of Claim” and together with an Ascend Notice of Claim, a “Notice of Claim”) after receiving written notice of any Signing Holder Third Party Claim or discovering the liability, obligation or facts giving rise to such Signing Holder Third Party Claim which Signing Holder Notice of Claim shall set forth (i) a brief description of the nature of the Signing Holder Third Party Claim, (ii) the total amount of the actual out-of-pocket Loss or the anticipated potential Loss (including any costs or expenses which have been or may be reasonably incurred in connection therewith), and (iii) whether such Loss may be covered (in whole or in part) under any insurance and the estimated amount of such Loss which may be covered under such insurance, and the Committee shall be entitled to participate in the defense of the Signing Holder Third Party Claim at its expense.

(ii)           Defense.  The Committee shall have the right, at its option (subject to the limitations set forth in subsection 8.3(b)(iii) below) and at the Committee’s expense, by written notice to the Representatives, to assume the entire control of, subject to the right of the Representatives to participate (at its expense and with counsel of its choice) in, the defense, compromise or settlement of the Signing Holder Third Party Claim as to which such Signing Holder Notice of Claim has been given, and shall be entitled to appoint a recognized and reputable counsel reasonably acceptable to the Representatives to be the lead counsel in connection with such defense. If the Committee is permitted and elects to assume the defense of a Signing Holder Third Party Claim:

(A)           The Committee shall diligently and in good faith defend such Signing Holder Third Party Claim and shall keep the Representatives reasonably informed of the status of such defense; provided, however, that the Representatives shall have the right to approve any settlement, which approval will not be unreasonably withheld, delayed or conditioned except to the extent the settlement relates solely to monetary damages that are indemnified fully under Section 8.1 by delivery of Escrow Shares under the Escrow Agreement or otherwise; and

(B)           The Representatives and the Signing Holders shall cooperate fully in all respects with the Committee in any such defense, compromise or settlement thereof, including, without limitation, the selection of counsel, and the Representatives shall make available to the Committee all pertinent information and documents under its control.

(iii)           Limitations of Right to Assume Defense.  The Committee shall not be entitled to assume control of such defense and, subject to the limitations of Section 8.4, shall pay the reasonable fees and expenses of one counsel retained by the Representative if the Signing Holder Third Party Claim relates to or arises in connection with any criminal proceeding, action, indictment, allegation or investigation.

(c)         Other Limitations.  Failure to give prompt Notice of Claim or to provide copies of relevant available documents or to furnish relevant available data shall not constitute a defense (in whole or in part) to any Third Party Claim by an Indemnitee against an Indemnifying Party shall not affect such Indemnifying Party’s duty or obligations under this Article VIII, except to the extent (and only to the extent that) such failure shall have adversely affected the ability of the Indemnifying Party to defend against or reduce its liability or caused or increased such liability or otherwise caused the damages for which the Indemnifying Party is obligated to be greater than such damages would have been had the Indemnitee given the Indemnifying Party  prompt notice hereunder. So long as the Indemnifying Party is defending any such action actively and in good faith, the Indemnitee shall not settle such action. The Indemnitee shall make available to the Indemnifying Party all relevant records and other relevant materials required by them and in the possession or under the control of Indemnitee, for the use of the Indemnifying Party and its representatives in defending any such action, and shall in other respects give reasonable cooperation in such defense.

(d)         Failure to Defend.  If the Indemnifying Party, reasonably promptly after receiving a Notice of Claim, fails to defend such Third Party Claim actively and in good faith, the Indemnitee, subject to the limitations of Section 8.4, will (upon further written notice) have the right to undertake the defense, compromise or settlement of such Third Party Claim as it may determine in its reasonable discretion, provided that Indemnifying Party shall have the right to approve any settlement, which approval will not be unreasonably withheld, delayed or conditioned.

(e)         Indemnitee Rights.  Anything in this Section 8.3 to the contrary notwithstanding, the Indemnifying Party shall not, without the written consent of the Indemnitee, settle or compromise any action or consent to the entry of any judgment which does not include as an unconditional term thereof the giving by the claimant or the plaintiff to each of the Indemnitees of a full and unconditional release from all liability and obligation in respect of such action without any payment by any Indemnitee.

(f)         Indemnifying Party Consent. Unless the Indemnifying Party has consented to a settlement of a Third Party Claim, the amount of the settlement shall not be a binding determination of the amount of the Loss; provided that in respect of the Indemnifying Parties, such amount shall be determined in accordance with the provisions of the Escrow Agreement.

8.4           Limitations on Indemnification.

(a)         Survival; Time Limitation.  The representations, warranties, covenants and agreements in this Agreement or in any writing delivered by Indemnifying Party to an Indemnitee in connection with this Agreement (including the certificate required to be delivered by Kitara Media and NYPG pursuant to Section 7.3(a) and by Ascend pursuant to Section 7.2(a), as the case may be) shall survive the Closing until the Escrow Release Date (the “Survival Period”).

(b)         Any indemnification claim made by Indemnitee in writing prior to the termination of the Survival Period shall be preserved despite the subsequent termination of the Survival Period and any claim set forth in a Notice of Claim sent prior to the expiration of such Survival Period shall survive until final resolution thereof. Except as set forth in the immediately preceding sentence, (i) no claim for indemnification under this Article VIII shall be brought after the end of the Survival Period, and (ii) the indemnification rights of an Indemnitee under this Article VIII shall terminate and be of no further force or effect.

(c)         Deductible.  No amount shall be payable under this Article VIII unless and until the aggregate amount of all indemnifiable Losses otherwise payable exceeds $250,000 (the “Deductible”), in which event the amount payable shall be only the amount in excess of the Deductible.

(d)         Aggregate Amount Limitation.  The aggregate liability for Losses pursuant to Section 8.1 or Section 8.2, as the case may be, shall not in any event exceed the Escrow Shares and, in the case of an Ascend Indemnitee, such Ascend Indemnitee shall not have any claim against any Signing Holder Indemnifying Party other than the Escrow Shares prior to the Escrow Release Date.

(e)         No Special or Consequential Damages.  In no event shall Losses be deemed to include any special, indirect, consequential or punitive damages.

8.5           Exclusive Remedy.  Ascend on behalf of itself and the other Ascend Indemnitees, hereby acknowledges and agrees that, from and after the Closing, the sole remedy of the Ascend Indemnitees with respect to any and all claims for money damages arising out of or relating to this Agreement, and the transactions contemplated hereby, shall be pursuant and subject to the requirements of the indemnification provisions set forth in this Article VIII.  Notwithstanding any of the foregoing, nothing contained in this Article VIII shall in any way impair, modify or otherwise limit an Ascend Indemnitees’ right to bring any claim, demand or suit against the other party based upon such other party’s actual fraud (not including negligent misrepresentation).

8.6           Adjustment to Purchase Price.  Amounts paid for indemnification under this Article VIII shall be deemed to be an adjustment to the “purchase price” paid to the members of Kitara Media and stockholders of NYPG in connection with Mergers, except as otherwise required by Applicable Law.

8.7           Representatives Capacities; Application of Escrow Shares. The parties acknowledge that the Representatives’ obligations under this Article VIII are solely as a representative of the Signing Holders in the manner set forth in the Escrow Agreement with respect to the obligations to indemnify the Ascend Indemnitees under this Article VIII and that the Representatives shall have no personal responsibility for any expenses incurred by him in such capacity and that all payments to the Ascend Indemnitees as a result of such indemnification obligations shall be made solely from, and to the extent of, the Escrow Shares.  Out-of-pocket expenses of the Representatives for attorneys’ fees and other costs shall be borne in the first instance by Ascend, which may make a claim for reimbursement thereof against the Escrow Shares upon the claim with respect to which such expenses are incurred becoming an Established Claim (as defined in the Escrow Agreement). The parties further acknowledge that all actions to be taken by the Ascend Indemnitees pursuant to this Article VIII shall be taken on their behalf by the Committee in accordance with the provisions of the Escrow Agreement. The Escrow Agent, pursuant to the Escrow Agreement after the Closing, may apply all or a portion of the Escrow Shares to satisfy any claim for indemnification pursuant to this Article VIII. The Escrow Agent will hold the remaining portion of the Escrow Shares until final resolution of all claims for indemnification or disputes relating thereto. Notwithstanding anything to the contrary contained herein, all Escrow Shares remaining in escrow following the Final Escrow Release Date in excess of the Escrow Shares necessary to satisfy any timely filed claim for indemnification shall be released and delivered to the Persons entitled to them on such date.  Notwithstanding anything to the contrary contained herein, the Representatives shall have no liability to Kitara Media, NYPG or any Signing Holder or any party hereto for any action taken or omitted to be taken hereunder, unless such liability is determined by a judgment or a court of competent jurisdiction to have resulted from the gross negligence, or willful misconduct of the Representatives.  Ascend shall defend, indemnify and hold harmless the Representatives for all losses, damages, costs and expenses (including reasonable attorney’s fees and costs of investigation) arising out of or in connection with, the performance by the Representatives of their duties and obligations under this Agreement, unless such liability is determined by a judgment or a court of competent jurisdiction to have resulted from the gross negligence, or willful misconduct of the Representatives.

ARTICLE IX

TERMINATION

9.1           Termination.  This Agreement may be terminated at any time prior to the Closing:

(a)         by mutual written agreement of Ascend, Kitara Media and NYPG at any time;

(b)         by either Ascend, Kitara Media or NYPG if the Mergers shall not have been consummated by July 15, 2013 (the “Outside Closing Date”) provided, however, that the right to terminate this Agreement under this Section 9.1(b) shall not be available to any party whose action or failure to act has been a principal cause of or resulted in the failure of the Merger to occur on or before such date and such action or failure to act constitutes a breach of this Agreement (a “Breach”).

(c)         by any of Ascend, Kitara Media or NYPG if a Governmental Entity shall have issued an order, decree, judgment or ruling or taken any other action, in any case having the effect of permanently restraining, enjoining or otherwise prohibiting the Mergers, which order, decree, ruling or other action is final and nonappealable.

(d)         by either Kitara Media or NYPG, upon a material breach of any representation, warranty, covenant or agreement on the part of Ascend, Merger Sub LLC or Merger Sub Inc. set forth in this Agreement, or if any representation or warranty of Ascend, Merger Sub LLC or Merger Sub Inc. shall have become untrue, in either case such that the conditions set forth in Article VII would not be satisfied as of the time of such breach or as of the time such representation or warranty shall have become untrue, provided, that if such breach by Ascend, Merger Sub LLC or Merger Sub Inc. is curable by Ascend, Merger Sub LLC or Merger Sub Inc. prior to the Closing Date, then neither Kitara Media nor NYPG may terminate this Agreement under this Section 9.1(d) for the earlier of (i) thirty (30) days after delivery of written notice from Kitara Media or NYPG to Ascend, Merger Sub LLC or Merger Sub Inc. of such breach, and (ii) the Outside Closing Date, provided Ascend, Merger Sub LLC and Merger Sub Inc. continues to exercise commercially reasonable best efforts to cure such breach (it being understood that neither Kitara Media nor NYPG may terminate this Agreement pursuant to this Section 9.1(d) if it shall have materially breached this Agreement or if such breach by Ascend, Merger Sub LLC or Merger Sub Inc. is cured during such cure period); and

(e)         by Ascend, upon a material breach of any representation, warranty, covenant or agreement on the part of either Kitara Media, NYPG or a Signing Holder set forth in this Agreement, or if any representation or warranty of either Kitara Media, NYPG or a Signing Holder shall have become untrue, in either case such that the conditions set forth in Article VII would not be satisfied as of the time of such breach or as of the time such representation or warranty shall have become untrue, provided, that if such breach is curable by either Kitara Media or NYPG prior to the Closing Date, then Ascend may not terminate this Agreement under this Section 9.1(e) for the earlier of (i) thirty (30) days after delivery of written notice from Ascend to Kitara Media or NYPG of such breach, and (ii) the Outside Closing Date; provided Kitara Media, NYPG or such Signing Holder continues to exercise commercially reasonable best efforts  to cure such breach (it being understood that Ascend may not terminate this Agreement pursuant to this Section 9.1(e) if it shall have materially breached this Agreement or if such breach by Kitara Media, NYPG or such Signing Holder is cured during such cure period).

9.2           Notice of Termination; Effect of Termination.

(a)         Any termination of this Agreement under Section 9.1 above will be effective immediately upon (or, if the termination is pursuant to Section 9.1(d) or Section 9.1(e) and the proviso therein is applicable, such applicable number of days after) the delivery of written notice of the terminating party to the other parties hereto.

(b)         In the event of the termination of this Agreement as provided in Section 9.1, this Agreement shall be of no further force or effect and the Mergers shall be abandoned, except for and subject to the following:  (i) Sections 6.6, 6.7, 9.2 and 9.3 and Article XI (General Provisions) shall survive the termination of this Agreement, and (ii) nothing herein shall relieve any party from liability for any breach of this Agreement, including a breach by a party electing to terminate this Agreement pursuant to Section 9.1(b) caused by the action or failure to act of such party constituting a principal cause of or resulting in the failure of the Mergers to occur on or before the date stated therein.

9.3           Fees and Expenses. All fees and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expenses whether or not the Mergers are consummated.

ARTICLE X

DEFINED TERMS

Terms defined in this Agreement are organized alphabetically as follows, together with the Section and, where applicable, paragraph, number in which the definition of each such term is located:

“AAA”	Section 11.8
“Advisors”	Section 6.6(a)
“Affiliate”	Section 11.2(g)
“Agreement”	Heading
“Applicable Law”	Recital A
“Approvals”	Section 2.1
“Ascend Closing Certificate”	Section 7.2(a)
“Ascend Common Stock”	Section 1.5(a)
“Ascend Contracts”	Section 4.8
“Ascend Corporate Records”	Section 4.25
“Ascend Indemnifying Party”	Section 8.3(b)
“Ascend Indemnitees”	Section 8.1(a)
“Ascend Notice of Claim”	Section 8.3(a)(i)
“Ascend Preferred Stock”	Section 4.12(a)
“Ascend Related Party”	Section 4.29
“Ascend Schedule”	ARTICLE IV
“Ascend SEC Reports”	Section 4.3(a)
“Ascend Third Party Claim”	Section 8.3(a)
“Ascend”	Heading
“Blue Sky Laws”	Section 1.12(b)(iv)
“Breach”	Section 9.1(b)
“Certificates of Merger”	Section 1.2
“Certificates”	Section 1.6(a)
“Charter Documents”	Section 11.2(i)
“Closing Date”	Section 1.2
“Closing Form 8-K”	Section 6.4(b)
“Closing Adjustment”	Section 1.5(b)
“Closing Press Release”	Section 6.4(b)
“Closing”	Section 1.2
“Closing Working Capital”	Section 6.16
“Code”	Section 1.8
“Committee”	Section 1.11(a)
“Confidential Information”	Section 6.6(a)
“Deductible”	Section 8.4(c)
“DGCL”	Recital A
“Disclosure Schedules”	Section 6.11
“DLLCA”	Recital A

“Effective Date”	Section 1.2
“Effective Time”	Section 1.2
“Environmental Laws”	Section 2.24
“ERISA Plan”	Section 2.23
“ERISA”	Section 2.23
“Escrow Agent”	Section 1.10
“Escrow Agreement”	Section 1.10
“Escrow Release Date”	Section 1.10
“Escrow Shares”	Section 1.10
“Estimated Working Capital”	Section 6.16
“Exchange Act”	Section 1.12(b)(iv)
“FCPA”	Section 2.26
“Financing”	Section 6.15
“Governmental Entity	Section 11.2(h)
“HSR Act”	Section 2.11
“Indemnifying Party”	Section 8.3(b)
“Indemnitees”	Secton 8.2(a)
“Independent Auditor”	Section 6.16
“Intellectual Property”	Section 2.17(b)
“Ironbound”	Section 1.13
“Item of Dispute”	Section 6.16
“Kitara Media Certificates”	Section 1.6(a)
“Kitara Media Closing Certificate”	Section 7.3(a)
“Kitara Media Contracts”	Section 2.8
“Kitara Media Corporate Records”	Section 2.25
“Kitara Media Draft Financial Statements”	Section 2.3
“Kitara Media Intellectual Property”	Section 2.17(b)
“Kitara Media Membership Units”	Section 1.5(a)
“Kitara Media Merger”	Recital A
“Kitara Media Related Parties”	Section 2.31
“Kitara Media Related Party”	Section 2.31
“Kitara Media Schedule”	ARTICLE II
“Kitara Media Trademarks”	Section 2.17(a)
“Kitara Media”	Heading
“Kitara Signing Holder”	Heading
“knowledge”	Section 11.2(e)
“Legal Requirements”	Section 11.2(c)
“Lien”	Section 11.2(f)
“Lock Up Agreements”	Section 1.13
“Lock Up Expiration Date”	Section 1.12(b)(viii)
“Losses”	Section 8.1(b)
“Material Adverse Change”	Section 11.2(b)
“Material Adverse Effect”	Section 11.2(a)
“Merger Sub Inc.”	Heading
“Merger Sub Inc. Stock”	Section 4.12(b)

“Merger Sub LLC Units”	Section 4.12(b)
“Merger Sub LLC”	Heading
“Merger Transaction”	Section 5.2(a)
“Mergers”	Recital A
“Money Laundering Laws”	Section 2.27
“Notice of Claim”	Section 8.3(b)(i)
“NYPG Closing Certificate”	Section 7.3(a)
“NYPG Common Stock”	Section 1.5(d)
“NYPG Contracts”	Section 3.8
“NYPG Corporate Records”	Section 3.25
“NYPG Draft Financial Statements”	Section 3.3
“NYPG Intellectual Property”	Section 3.17(b)
“NYPG Merger”	Recital A
“NYPG Related Parties”	Section 3.31
“NYPG Related Party”	Section 3.31
“NYPG Schedule”	ARTICLE III
“NYPG Signing Holder”	Heading
“NYPG Trademarks”	Section 3.17(a)
“NYPG”	Heading
“Obligated Party”	Section 5.2(a)
“OFAC”	Section 2.28
“Outside Closing Date”	Section 9.1(b)
“Person”	Section 11.2(d)
“Post-Closing Adjustment”	Section 1.5(c)
“Registration Rights Agreement”	Section 6.18
“Representation Letters”	Section 1.14
“Representatives”	Section 1.11(b)
“Reviewable Document”	Section 6.5(a)
“Sarbanes-Oxley Act”	Section 4.3(a)
“Securities Act”	Section 1.12(b)(iv)
“Signing Form 8-K”	Section 6.4(a)
“Signing Holder Indemnifying Party(ies)”	Section 8.3(a)
“Signing Holder Indemnitees”	Section 8.2(a)
“Signing Holder Notice of Claim”	Section 8.3(b)(i)
“Signing Holder Signature Page”	Heading
“Signing Holder Third Party Claim”	Section 8.3(b)
“Signing Holders”	Heading
“Signing Press Release”	Section 6.4(a)
“Survival Period”	Section 8.4(a)
“Surviving Subsidiaries”	Section 1.1
“Surviving Subsidiary Inc.”	Section 1.1
“Surviving Subsidiary LLC”	Section 1.1
“Third Party Claim”	Section 8.3(b)
“Transfer”	Section 1.12(b)(viii)
“U.S. GAAP”	Section 2.3

ARTICLE XI

GENERAL PROVISIONS

11.1           Notices.  All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally or by commercial delivery service, or sent via telecopy (receipt confirmed) to the parties at the following addresses or telecopy numbers (or at such other address or telecopy numbers for a party as shall be specified by like notice):

if to Ascend, to:

Ascend Acquisition Corp.
c/o David Alan Miller, Esq. and Jeffrey M. Gallant, Esq.
Graubard Miller
405 Lexington Avenue
New York, New York 10174-1901
Facsimile: 212-818-8881
Email (which will not constitute notice): JGallant@graubard.com if to Kitara Media to:

Kitara Media, LLC
c/o Selling Source, LLC
15 Funston Street
San Francisco, CA 94104
Facsimile:  (415) 292- 0762
Attention:  Chief Executive Officer
Email (which will not constitute notice):

with a copy to:

Sullivan & Cromwell LLP
125 Broad Street
New York, NY  10004
Facsimile: (212) 291-9101
Attention:  Scott D. Miller
Email (which will not constitute notice): MILLERSC@sullcrom.com if to NYPG to:

New York Publishing Group, Inc.
640 Lawlins Road
Wyckoff, NJ 07481
Fax:
Attention: Robert Regular
Email (which will not constitute notice):

with a copy to:

Sichenzia Ross Friedman Ference LLP
61 Broadway, 32nd Flr.
New York, NY  10006
Facsimile: (212) 930-9725
Attention:  Darrin M. Ocasio
Email (which will not constitute notice): DMOcasio@SRFF.COM

11.2           Interpretation.  The definitions of the terms herein shall apply equally to the singular and plural forms of the terms defined.  Whenever the context shall require, any pronoun shall include the corresponding masculine, feminine and neuter forms.  When a reference is made in this Agreement to a Schedule, such reference shall be to a Schedule to this Agreement unless otherwise indicated.  When a reference is made in this Agreement to Sections or subsections, such reference shall be to a Section or subsection of this Agreement.  Unless otherwise indicated the words “include,” “includes” and “including” when used herein shall be deemed in each case to be followed by the words “without limitation.”  The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.  When reference is made herein to “the business of” an entity, such reference shall be deemed to include the business of all direct and indirect Subsidiaries of such entity.  Reference to the Subsidiaries of an entity shall be deemed to include all direct and indirect Subsidiaries of such entity.  For purposes of this Agreement:

(a)         the term “Material Adverse Effect” when used in connection with Kitara Media, NYPG or Ascend, as the case may be, means any change, event, or occurrence, individually or when aggregated with other changes, events, or occurrences, that is materially adverse to the business, properties, financial condition or results of operations of Kitara Media, NYPG or Ascend, as applicable, and their respective Subsidiaries, taken as a whole; provided however that none of the following alone or in combination shall be deemed, in and of itself, to constitute a Material Adverse Effect: any changes, events, occurrences or effects arising out of, resulting from or attributable to (A) acts of war, sabotage or terrorism, or any escalation or worsening of any such acts of war, sabotage or terrorism, (B) earthquakes, hurricanes, tornados or other natural disasters, (C) changes attributable to the public announcement or pendency of the transactions contemplated hereby, (D) changes in the general national or regional economic conditions, (E) any actions arising from actions that Kitara Media, NYPG or Ascend are required to take hereunder; (F) changes in Legal Requirements after the date hereof, (G) changes in accounting principles applicable to Kitara Media, NYPG or Ascend resulting from changes in GAAP after the date of this Agreement; or (H) changes in the  or effects that affect generally the industries in which Kitara Media, NYPG or Ascend operates or the capital, financing banking or currency markets to the extent they do not disproportionately affect Kitara Media, NYPG or Ascend as compared to similarly situated companies operating in such industries.

(b)         the term “Material Adverse Change” when used in connection with Kitara Media, NYPG or Ascend, as the case may be, means: (i) the incurrence of any material liabilities or obligations, direct or contingent, or the entry into any material transactions, or the declaration or payment of any dividends or distributions of any kind with respect to its capital stock; (ii) any change in the capital stock (other than a change in the number of outstanding shares due to the issuance of shares upon the exercise of outstanding options or warrants); (iii) any material change in the short-term or long-term debt, or any issuance of options, warrants, convertible securities or other rights to purchase the capital stock (other than grants of stock options or other equity awards pursuant to outstanding equity incentive plans existing on the date hereof); or (iv) any material adverse change in the business, properties, financial condition or results of operations of such entity.

(c)         the term “Legal Requirements” means any federal, state, local, municipal, foreign or other law, statute, constitution, principle of common law, resolution, ordinance, code, edict, decree, rule, regulation, ruling or requirement issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Entity and all requirements set forth in the applicable Kitara Media Contracts, NYPG Contracts or Ascend Contracts;

(d)         the term “Person” shall mean any individual, corporation (including any non-profit corporation), general partnership, limited partnership, limited liability partnership, joint venture, estate, trust, company (including any limited liability company or joint stock company), firm or other enterprise, association, organization, entity or Governmental Entity;

(e)         the term “knowledge” means actual knowledge or awareness as to a specified fact or event of the Persons listed in Schedule 11.2(e);

(f)         the term “Lien” means any mortgage, pledge, security interest, encumbrance, lien, restriction or charge of any kind (including, without limitation, any conditional sale or other title retention agreement or lease in the nature thereof, any sale with recourse against the seller or any Affiliate of the seller, or any agreement to give any security interest);

(g)         the term “Affiliate” means, as applied to any Person, any other Person directly or indirectly controlling, controlled by or under direct or indirect common control with, such Person.  For purposes of this definition, “control” (including with correlative meanings, the terms “controlling,” “controlled by” and “under common control with”), as applied to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise;

(h)         the term “Governmental Entity” shall mean any United States federal or state court, administrative agency, commission, governmental or regulatory authority or similar body; and

(i)         the term “Charter Documents” when used in connection with Kitara Media, NYPG or Ascend, as the case may be, means such entity’s certificate of incorporation, certificate of formation, bylaws or operating agreement, as applicable, as amended from time to time.

11.3           Counterparts; Electronic Delivery.  This Agreement and each other document executed in connection with the transactions contemplated hereby, and the consummation thereof, may be executed in one or more counterparts, all of which shall be considered one and the same document and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other party, it being understood that all parties need not sign the same counterpart.  Delivery by facsimile or electronic transmission to counsel for the other party of a counterpart executed by a party shall be deemed to meet the requirements of the previous sentence.

11.4           Entire Agreement; Third Party Beneficiaries.  This Agreement and the documents and instruments and other agreements among the parties hereto as contemplated by or referred to herein, including the Schedules hereto (a) constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements, negotiations, discussions, understandings, representations and warranties, both written and oral, among the parties with respect to the subject matter hereof, it being understood that the letter of intent between Ascend and Kitara Media executed on or about May 9, 2013 is hereby terminated in its entirety and shall be of no further force and effect; and (b) are not intended to confer upon any other person any rights or remedies hereunder (except as specifically provided in this Agreement). Each party hereto agrees that, except for the representations and warranties contained in this Agreement, none of the parties makes any other representations or warranties, and each hereby disclaims any other representations or warranties, express or implied, or as to the accuracy or completeness of any other information made by, or made available by, itself or any of its representatives with respect to, or in connection with, the negotiation, execution or delivery of this Agreement or the transactions contemplated hereby.

11.5           Severability.  In the event that any provision of this Agreement, or the application thereof, becomes or is declared by a court of competent jurisdiction to be illegal, void or unenforceable, the remainder of this Agreement will continue in full force and effect and the application of such provision to other persons or circumstances will be interpreted so as reasonably to effect the intent of the parties hereto.  The parties further agree to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the economic, business and other purposes of such void or unenforceable provision.

11.6           Other Remedies; Specific Performance.  Except as otherwise provided herein, any and all remedies herein expressly conferred upon a party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such party, and the exercise by a party of any one remedy will not preclude the exercise of any other remedy.  The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached.  It is accordingly agreed that the parties shall be entitled to seek an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity.

11.7           Governing Law.  This Agreement shall be governed by and construed in accordance with the internal law of the State of Delaware regardless of the law that might otherwise govern under applicable principles of conflicts of law thereof.

11.8           Arbitration.  Any disputes or claims arising under or in connection with this Agreement or the transactions contemplated hereunder shall be resolved by binding arbitration.  Notice of a demand to arbitrate a dispute by either party shall be given in writing to the other at their last known address.  Arbitration shall be commenced by the filing by a party of an arbitration demand with the American Arbitration Association (“AAA”).  The arbitration and resolution of the dispute shall be resolved by a single arbitrator appointed by the AAA pursuant to AAA rules.  The arbitration shall in all respects be governed and conducted by applicable AAA rules, and any award and/or decision shall be conclusive and binding on the parties.  The arbitration shall be conducted in New York City, New York.  The arbitrator shall supply a written opinion supporting any award, and judgment may be entered on the award in any court of competent jurisdiction.  Each party shall pay its own fees and expenses for the arbitration, except that any costs and charges imposed by the AAA and any fees of the arbitrator for his services shall be assessed against the losing party by the arbitrator.  In the event that preliminary or permanent injunctive relief is necessary or desirable in order to prevent a party from acting contrary to this Agreement or to prevent irreparable harm prior to a confirmation of an arbitration award, then either party is authorized and entitled to commence a lawsuit solely to obtain equitable relief against the other pending the completion of the arbitration in a court having jurisdiction over the parties.  Each party hereby consents to the exclusive jurisdiction of the federal and state courts located in the State of Delaware, New Castle County, for such purpose.

11.9           Rules of Construction.  The parties hereto agree that they have been represented by counsel during the negotiation and execution of this Agreement and, therefore, waive the application of any law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the party drafting such agreement or document.

11.10         Assignment.  No party may assign either this Agreement or any of its rights, interests, or obligations hereunder without the prior written approval of the other parties.  Subject to the first sentence of this Section 11.10, this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns.

11.11           Amendment.  This Agreement may be amended by the parties hereto at any time by execution of an instrument in writing signed on behalf of each of the parties.

11.12           Extension; Waiver.  At any time prior to the Closing, any party hereto may, to the extent legally allowed, (i) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (ii) waive any inaccuracies in the representations and warranties made to such party contained herein or in any document delivered pursuant hereto and (iii) waive compliance with any of the agreements or conditions for the benefit of such party contained herein.  Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party.  Delay in exercising any right under this Agreement shall not constitute a waiver of such right.

11.13           Currency.  All references to currency amounts in this Agreement shall mean United States dollars.

11.14           Schedules.  The information furnished in the Schedules is arranged in sections corresponding to the Sections of this Agreement, and the disclosures in any section of the Schedules shall qualify (a) the corresponding Section of this Agreement and (b) other Sections of this Agreement to the extent (notwithstanding the absence of a specific cross-reference), that it is clear from a reasonable reading of the Schedules and such other Sections of this Agreement that such disclosure is also applicable to such other Sections of this Agreement.  The Schedules and the information and disclosures contained in such Schedules are intended only to qualify and limit the representations and warranties of the parties contained in this Agreement and shall not be deemed to expand in any way the scope of any such representation or warranty.  The inclusion of any information in the Schedules shall not be deemed to be an admission or acknowledgment that such information is material or outside the ordinary course of business.  The inclusion of any fact or information in a Schedule is not intended to be construed as an admission or concession as to the legal effect of any such fact or information in any proceeding between any party and any Person who is not a party.

[Signature page follows.]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first written above.

ASCEND ACQUISITION CORP.

By:	/s/ Craig dos Santos
Name: Craig dos Santos
Title: Chief Executive Officer

ASCEND MERGER SUB LLC

By:	/s/ Jonathan J. Ledecky
Name: Jonathan J. Ledecky
Title: Sole Manager

ASCEND MERGER SUB INC.

By:	/s/ Jonathan J. Ledecky
Name: Jonathan J. Ledecky
Title: Chief Executive Officer

KITARA MEDIA, LLC

By:	/s/ Robert Regular
Name: Robert Regular
Title: Chief Executive Officer

NEW YORK PUBLISHING GROUP, INC.

By:	/s/ Robert Regular
Name: Robert Regular
Title: CEO

SIGNING HOLDER SIGNATURE PAGE

By his, her or its execution of this Agreement, the following Signing Holder, in his, her or its capacity as a member or stockholder of Kitara Media or NYPG, as the case may be, hereby approves and adopts this Agreement and authorizes Kitara Media, its managers and officers or NYPG, its directors and officers, as the case may be, to take all actions necessary for the consummation of the Mergers and the other transactions contemplated hereby pursuant to the terms of this Agreement.  Such execution shall be deemed to be action taken by the written consent of such Signing Holder for purposes of the DGCL and DLLCA, as the case may be.

/s/ Robert Regular
Signature

Name: Robert Regular

Address: 640 Lawlins Road
                Wyckoff, NJ 07481

SIGNING HOLDER SIGNATURE PAGE

By his, her or its execution of this Agreement, the following Signing Holder, in his, her or its capacity as a member or stockholder of Kitara Media or NYPG, as the case may be, hereby approves and adopts this Agreement and authorizes Kitara Media, its managers and officers or NYPG, its directors and officers, as the case may be, to take all actions necessary for the consummation of the Mergers and the other transactions contemplated hereby pursuant to the terms of this Agreement.  Such execution shall be deemed to be action taken by the written consent of such Signing Holder for purposes of the DGCL and DLLCA, as the case may be.

SELLING SOURCE, LLC
By: /s/ Sam Humphreys
Name: Sam Humphreys
Title: Chairman

Address:
Selling Source, LLC
c/o London Bay Capital, LLC
15 Funston Street
San Francisco, CA 94104
(415)-292-1700

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